Exhibit 10.1

Execution Copy

POWER PURCHASE AGREEMENT

between

BIG COUNTRY DATALEC LLC
(“Seller”)

and

MARATHON PATENT GROUP, INC.
(“Purchaser”)

Dated: October 3, 2020

Exhibits:

Exhibit A - Power Distribution Equipment

Exhibit B - [Reserved.]

Exhibit C - Fuel Quality Parameters

Exhibit D - Points of Delivery

Exhibit E - Purchaser Insurance

POWER PURCHASE AGREEMENT

This Power Purchase Agreement (this “Agreement”), dated as of October 3, 2020 (the “Effective Date”), is entered into between Big Country Datalec LLC, a Delaware limited liability company (“Seller”), and Marathon Patent Group, Inc., a Nevada corporation (“Purchaser”). Each of Seller and Purchaser is hereinafter referred to individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Rocky Mountain Power, LLC, a Delaware limited liability company (“RMP”) owns and operates a coal-fired power station, located in Big Horn, Montana, known as the Hardin Generating Station, with a net capacity of approximately 105 MW (the “Plant”); and

WHEREAS, Seller has entered into, or will enter into, an arrangement with RMP whereby RMP grants Seller the exclusive right to market and sell electrical energy generated by the Plant; and

WHEREAS, Purchaser intends to finance, design, construct, own, and operate a 13.8kV distribution system consisting of a 13.8kV isophane bus, a 13.8kV main breaker, 13.8kV feeder breakers, and 13.8kV to 480 volt transformers (as further described on Exhibit A, the “Power Distribution Equipment”) to enable Purchaser to receive electrical energy generated by the Plant for use in the Purchaser’s Facilities (as defined herein); and

WHEREAS, Seller shall procure a land-use arrangement in the form of a lease agreement between RMP and Purchaser pursuant to which RMP shall grant Purchaser the right, at no additional cost, to (a) construct, operate, and access the Purchaser’s Interconnection Facilities on certain real property owned by RMP (the “RMP Premises”); and (b) apply for an electrical interconnection with NorthWestern Energy in the event this Agreement is terminated in accordance with its terms; and

WHEREAS, the Purchaser and Seller wish to contract with each other for the purchase and sale of electrical energy to be generated by the Plant consistent with the terms and conditions set forth herein.

AGREEMENTS

NOW THEREFORE, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS, INTERPRETATION

Section 1.1      Definitions. For purposes of this Agreement, except where the context otherwise requires, the following capitalized terms have the following meanings:

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, or ownership of fifty percent (50%) or more of the voting securities or interests of another Person.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Anticipated Available Capacity” has the meaning ascribed to such term in Section 6.2.

“Applicable Permits” has the meaning ascribed to such term in Section 3.2.

“Availability Factor” means, with respect to any period of time, a fraction (expressed as a percentage) (a) the numerator of which is the sum of the Available Output and the Credited Output for such period, and (b) the denominator of which is the Period Output for such period.

“Availability Test Period” means, for the first Availability Test Period, the period from the Substation Completion Date to the first anniversary of the Substation Completion Date, and for each subsequent Availability Test Period, the period from the applicable anniversary of the Substation Completion Date to the immediately following anniversary of the Substation Completion Date.

“Available Output” means, with respect to a period of time, the aggregate amount of electrical energy (expressed in MWh) associated with the Contract Capacity that the Plant is capable of producing and delivering to the Points of Delivery regardless of whether the Plant has been dispatched by Purchaser.

“Business Day” means any Day other than Saturdays, Sundays and Days on which banks in Montana are required or permitted to be closed for all or part of their customary hours of operation.

“Change in Law” means the occurrence, after the Effective Date, of any enactment, adoption, promulgation, modification or repeal of any applicable Law, or in the administration, interpretation or application thereof by any Governmental Authority.

“Claims Notice” has the meaning ascribed to such term in Section 14.3(b).

“Confidential Information” means all, or any part of, and originals or copies of, any information or data (in any form or media, whether electronic, paper or oral, irrespective of the form of communication) received from Discloser or its Representatives, including (a) all such information furnished to Recipient or its Representatives by or on behalf of Discloser (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, translations, memoranda or other documents prepared by Recipient or its Representatives containing or based in whole or in part on any such furnished information, and (b) any information in any form which contains, reflects or is based upon, in whole or in part, the foregoing, but excludes: (i) information that at the time of disclosure was, or thereafter becomes, part of the public domain (through a source other than Recipient or a Representative of the Recipient) other than as a result of a breach of Article 13 by Recipient or its Representatives; (ii) information lawfully obtained from a third party source other than Discloser or its Representatives that, to the knowledge of Recipient, was not under, and did not impose, an obligation of confidentiality with respect to such information to Discloser; (iii) information that is independently developed by Recipient without violating any of its obligations under Article 13; and (iv) information that was known by Recipient prior to disclosure by Discloser (as reasonably evidenced by the Recipient’s records).

“Contract Capacity” means 40 MW of electrical energy, subject to increase pursuant to Section 5.4.

“Contract Energy” means the amount of electrical energy associated with the Contract Capacity expressed in MWh, as measured by the Metering Equipment, that Seller agrees to sell and deliver, or cause to be delivered to Purchaser, and Purchaser agrees to purchase and receive from Seller, under this Agreement, subject to the nomination and dispatch mechanics in Article 6.

“Contract Price” has the meaning ascribed to such term in Section 7.1.

“Contract Quarter” means, for the first Contract Quarter, the period from the Substation Completion Date to the date that is three (3) months after the Substation Completion Date, and for each subsequent Contract Quarter, each three (3) month period thereafter.

“Credited Output” means, with respect to a period of time, the aggregate amount of electrical energy (expressed in MWh) associated with the Contract Capacity that is not available from the Plant for dispatch and receipt by Purchaser due to (a) a Force Majeure event and (b) any Scheduled Maintenance, as determined by Seller in good faith.

“Day” means a twenty-four (24) hour period commencing at 0:00:00 hours each day and ending at 23:59:59 hours on the same day, determined by reference to prevailing Mountain time.

“Discloser” has the meaning ascribed to such term in Section 13.2.

“Dispute” has the meaning ascribed to such term in Section 3.3(b).

“Effective Date” has the meaning ascribed to such term in the Preamble.

“Energy Payment” has the meaning ascribed to such term in Section 7.1.

“Events of Default” has the meaning ascribed to such term in Section 11.1.

“Exercise Notice” has the meaning ascribed to such term in Section 5.4.

“Force Majeure” means any event or circumstance, or combination of events or circumstances, that is beyond the reasonable control of the Party claiming the Force Majeure and could not be prevented or overcome by the reasonable efforts and due diligence of the Party claiming the Force Majeure, including, to the extent the foregoing conditions are met, acts of God, strikes or lockouts, acts of the public enemy, wars, terrorism, sabotage, riots, blockades, insurrections, epidemics, pandemics (including for the avoidance of doubt impacts of the novel coronavirus (COVID-19) outbreak, any mutations or strains of this virus, and any related outbreaks), landslides, lightning, hurricanes, blizzards, volcanic activity, tornadoes, earthquakes, fires, floods, washouts, other severe inclement weather, and actions or inactions by any Governmental Authority. Notwithstanding anything to the contrary, the term Force Majeure shall not include: (a) economic hardship, (b) any changes in market conditions, (c) the ability to buy or sell Contract Energy at a higher or more favorable price, (d) the failure of a Party to timely apply for or obtain any Applicable Permits, or (e) any Change in Law.

“Forced Outage” means any condition at the Plant that requires immediate removal of the Plant, or some part thereof, from service, another outage state, or a reserve shutdown state. This type of outage results from immediate system trips and/or operator-initiated trips in response to Plant conditions and/or alarms.

“Fuel” means coal, a fossil fuel composed primarily of carbon along with assorted other elements and taking the form of a readily combustible black or brownish-black rock extracted from the ground by mining, with the quality parameters substantially as set forth on Exhibit C hereto.

“Good Industry Practices” means the practices, methods, acts, techniques and standards as may be followed or employed during the Term, and that (a) are generally accepted in the United States for use in the industry in connection with facilities of the same or similar size and type as the Plant and the Purchaser’s Interconnection Facilities, as applicable; and (b) are commonly used in prudent engineering, construction, project management, maintenance, and operations. The term Good Industry Practices is not intended to be limited to an optimum practice or method to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods given the relevant circumstances and obligations of each of the Parties.

“Governmental Authority” means any national, state or local government, any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, board, commission, department, division, body, agency, bureau or entity, any of which has the authority to bind a Party at Law.

“Group” means, with respect to Purchaser, the Purchaser Group, and, with respect to Seller, the Seller Group.

“Increased Capacity Amount” has the meaning ascribed to such term in Section 5.4.

“Indemnified Party” has the meaning ascribed to such term in Section 14.3(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 14.3(b).

“Independent Engineer” has the meaning ascribed to such term in Section 3.3(b).

“Initial Term” has the meaning ascribed to such term in Section 2.1.

“Interest Rate” means the prime interest rate as reflected in The Wall Street Journal under “Money Rates” plus two percent (2%).

“kV” means kilovolt.

“Law” means all applicable laws and treaties, judgments, decrees, injunctions, writs and orders of any court or Governmental Authority, and rules, regulations, orders, ordinances, licenses and permits of any Governmental Authority, including Applicable Permits.

“Lien” means any mortgage, deed of trust, lien, security interest, retention of title or lease for security purposes, pledge, charge, encumbrance, equity, attachment, claim, easement, right of way, covenant, condition or restriction, leasehold interest, purchase right or other right of any kind, including an option, of any other Person in or with respect to any real or personal property.

“Losses” means any and all claims, liabilities, losses, causes of action, damages, judgments, fines, payments (including amounts paid in settlement), penalties, administrative proceedings, administrative investigations, costs, expenses, fees (including reasonable attorneys’ fees), court costs and other costs of suit.

“Maintenance Notice Date” has the meaning ascribed to such term in Section 5.3(a)(i).

“Major Maintenance” has the meaning ascribed to such term in Section 5.3(a)(i).

“Metering Equipment” has the meaning ascribed to such term in Section 9.1.

“Mobilization Date” means the date on which Purchaser and/or Purchaser’s Contractor mobilize personnel at the RMP Premises in connection with the design, development, construction, ownership, operation, and maintenance of the Purchaser’s Interconnection Facilities.

“Month” means any calendar month during the Term, or, if this Agreement commences or terminates on other than the first or last day of a Month then all applicable calculations under this Agreement shall be made on a pro rata basis for the number of days in such Month in which this Agreement was in effect.

“Monthly Energy Nomination” has the meaning ascribed to such term in Section 6.1.

“Monthly Invoice” has the meaning ascribed to such term in Section 8.1.

“MW” means Megawatt.

“MWh” means Megawatt hours.

“Operations Manual” means the operational procedures and communication protocols for the Plant with respect to, inter alia, Technical Characteristics, availability notices, energy nominations and dispatch, Scheduled Maintenance and Forced Outages, which shall be mutually agreed between the Parties within ninety (90) Days after the Effective Date.

“Option Expiration Date” has the meaning ascribed to such term in Section 5.4.

“Party” and “Parties” have the meanings ascribed to such terms in the Preamble.

“Period Output” means, with respect to a period of time, an amount of electrical energy (expressed in MWh) equal to the product of the Contract Capacity and the total number of hours in such period.

“Periodic Maintenance” has the meaning ascribed to such term in Section 5.3(a)(ii).

“Person” means and includes an individual, a partnership, a corporation, a limited liability company, a joint stock company, an unincorporated association, a joint venture, a trust or other entity or any Governmental Authority.

“Plant” has the meaning ascribed to such term in the Recitals.

“Plant Casualty” has the meaning ascribed to such term in Section 12.3(a).

“Points of Delivery” means the physical points at which electrical interconnection is made between the Purchaser’s Interconnection Facilities and the Plant and are the points at which Seller makes available and delivers the Contract Energy to Purchaser. The Points of Delivery are specified in Exhibit D.

“Power Distribution Equipment” has the meaning ascribed to such term in the Recitals.

“Purchaser” has the meaning ascribed to such term in the Preamble.

“Purchaser Business Claim” means any claim, demand or action arising out of or in connection with the conduct of Purchaser and/or its Affiliates’ respective business.

“Purchaser Group” has the meaning ascribed to such term in Section 14.1(b).

“Purchaser Hourly Nomination” has the meaning ascribed to such term in Section 6.3.

“Purchaser Interconnection Equipment” has the meaning ascribed to such term in Section 3.1.

“Purchaser Maximum Liability Amount” has the meaning ascribed to such term in Section 14.5(a).

“Purchaser’s Casualty” has the meaning ascribed to such term in Section 12.3(a).

“Purchaser’s Contractor” means, individually and collectively, any and all third-party contractors and agents Purchaser shall retain for purposes of designing, developing, constructing, operating, or maintaining the Purchaser’s Interconnection Facilities.

“Purchaser’s Facilities” means the data processing facilities to be owned and operated by Purchaser and located adjacent to the Plant and to which the Purchaser’s Interconnection Facilities will be interconnected.

“Purchaser’s Interconnection Facilities” means the Power Distribution Equipment and the Purchaser Interconnection Equipment.

“Recipient” has the meaning ascribed to such term in Section 13.1.

“Renewal Term” has the meaning ascribed to such term in Section 2.2.

“Representatives” means, with respect to a Party, such Party’s directors, members, officers, Affiliates, employees, contractors, agents and advisors (including attorneys, accountants and consultants) who receive Confidential Information.

“Revised Capacity” has the meaning ascribed to such term in Section 5.4.

“Revised Capacity Effective Date” has the meaning ascribed to such term in Section 5.4.

“RMP” has the meaning ascribed to such term in the Recitals.

“RMP Premises” has the meaning ascribed to such term in the Recitals.

“Scheduled Maintenance” has the meaning ascribed to such term in Section 5.3(a) and includes both Major Maintenance and Periodic Maintenance.

“Seller” has the meaning ascribed to such term in the Preamble.

“Seller Group” has the meaning ascribed to such term in Section 14.1(a).

“Seller Maximum Liability Amount” has the meaning ascribed to such term in Section 14.5(a).

“Substation Completion” means the Purchaser’s Interconnection Facilities are capable of safely (a) operating for commercial purposes, and (b) receiving Contract Energy for commercial use, in each case, in accordance with Good Industry Practices and applicable Law.

“Substation Completion Date” has the meaning ascribed to such term in Section 3.3.

“Tax” or “Taxes” means any tax or similar governmental charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

“Technical Characteristics” means a set of technical parameters describing the technical capabilities of the Plant, including (a) minimum capacity for stable operation, (b) ramping speed for increasing and decreasing production capacity, and (c) minimum up-time and minimum down-time. Technical Characteristics shall be more fully described in the Operations Manual.  For the avoidance of doubt, Technical Characteristics shall not include the Anticipated Available Capacity.

“Term” has the meaning ascribed to such term in Section 2.2.

“Third Party” means any Person that is not a member of a Group.

“Third Party Claim” means (a) any claim or demand for which an Indemnifying Party may be liable to the Indemnified Party hereunder which is asserted by any Third Party, and (b) in the case of Purchaser as an Indemnifying Party, a Purchaser Business Claim.

“Usage Test Period” means, for the first Usage Test Period, the period from the Substation Completion Date to the date that is six (6) months after the Substation Completion Date, and for each subsequent Usage Test Period, each six (6) month period thereafter.

Section 1.2      Interpretation. The following rules of interpretation shall apply unless otherwise stated herein:

(a) The masculine shall include the feminine and neuter.

(b) References to “Articles,” “Sections,” or “Exhibits” shall be to articles, sections, or exhibits of this Agreement.

(c) The words “herein,” “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular article or section of this Agreement; the word “including” shall mean “including, without limitation;” and the word “include” shall mean “include, without limitation;” the word “until” shall mean “until, but not including;” the word “from” shall mean “from and including.”

(d) The Exhibits attached hereto are incorporated in and are intended to be a part of this Agreement.

(e) This Agreement was negotiated and prepared by both Parties with the advice and participation of counsel. The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

(f)   The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this Agreement. Unless expressly provided otherwise in this Agreement, (i) where this Agreement requires the consent, approval or similar action by a Party, such consent, approval or similar action shall not be unreasonably withheld, conditioned or delayed, and (ii) wherever this Agreement gives a Party a right to determine, require, specify or take similar action with respect to a matter, such determination, requirement, specification or similar action shall be reasonable.

(g) All references to a particular entity shall include such entity’s successors and permitted assigns.

(h) All references herein to any contract, agreement, standard, document, policy, instrument, or Law shall be to such contract, agreement, standard, document, policy, instrument, or Law as amended, supplemented, modified, or replaced to the date of reference.

(i)    The word “or” shall not be exclusive.

(j)    The singular shall include the plural and vice versa.

Article 2
TERM OF AGREEMENT

Section 2.1      Term. This Agreement shall begin on the Effective Date and shall continue in effect for an initial term ending five (5) years after the Substation Completion Date (the “Initial Term”), unless terminated earlier pursuant to the terms of this Agreement.

Section 2.2      Option to Renew. The Parties may, by mutual written agreement, elect to extend the term of this Agreement for up to five (5) additional periods of three (3) years each (each, a “Renewal Term” and, together with the Initial Term, the “Term”). If the Parties fail to agree to extend the Term prior to the date that is three (3) months before the expiration of the Initial Term or Renewal Term, as applicable, this Agreement shall terminate at the end of the then-remaining Initial Term or Renewal Term, as applicable.

Article 3
DESIGN, DEVELOPMENT AND CONSTRUCTION; COVENANTS

Section 3.1      Purchaser’s Interconnection Facilities. Purchaser shall, at Purchaser’s sole cost and expense, design, develop, construct, own, operate, and maintain the Power Distribution Equipment and any interconnection equipment located on Purchaser’s side of the Points of Delivery as required for Purchaser to receive the Contract Energy (the “Purchaser Interconnection Equipment”), each in accordance with applicable Laws and Good Industry Practices. Purchaser shall reasonably cooperate and consult with Seller regarding the design of the Purchaser’s Interconnection Facilities and shall keep Seller reasonably informed about the construction progress thereof.

Section 3.2      Permits. Purchaser shall obtain, at Purchaser’s sole cost and expense, all applicable permits, licenses and approvals from any Governmental Authority required under applicable Law for the construction, ownership, operation, and maintenance of Purchaser’s Interconnection Facilities and Purchaser’s Facilities (“Applicable Permits”). Purchaser shall file for all Applicable Permits within thirty (30) Days after the Effective Date. Seller shall have the right to inspect and obtain copies of all Applicable Permits held by Purchaser.

Section 3.3      Substation Completion.

(a) Purchaser shall provide Seller notice of when it reasonably anticipates Substation Completion to occur no later than thirty (30) Days and not earlier than forty-five (45) Days in advance of Purchaser submitting notice to Seller of achieving Substation Completion and shall provide any completed documentation it has available so that Seller may commence its review. Purchaser shall notify Seller when it believes that Substation Completion has been achieved, including with such notice the results of any testing performed and all other information necessary to demonstrate achievement of Substation Completion. Upon receipt thereof, Seller may conduct such investigations and inspections as Seller deems necessary or appropriate to determine if Substation Completion has been achieved. Within fifteen (15) days after Seller has received notice of the achievement of Substation Completion and all required documentation, Seller shall either (a) notify Purchaser that Substation Completion has been achieved, or (b) notify Purchaser that Substation Completion has not been achieved, stating the reasons therefor as verified by Seller’s licensed engineer. If Seller provides notice that Substation Completion has not been achieved, Purchaser shall immediately correct and remedy any conditions that prevent Substation Completion in consultation and reasonable cooperation with Seller. Upon completion of such corrective and remedial actions, Purchaser shall so notify Seller in writing and the foregoing procedures shall be repeated until the date Substation Completion has in fact been achieved and Seller has notified Purchaser of the same (the “Substation Completion Date”).

(b) At any time that Purchaser receives notice by Seller of need for further corrective and remedial actions to achieve Substantial Completion, Purchaser may consult with its own licensed engineer. If Purchaser’s licensed engineer disagrees with Seller’s determination that Substation Completion has not been achieved (a “Dispute”), either Party may submit the Dispute to technical dispute resolution by delivering written notice to the other Party. Within ten (10) days after delivering such notice, the licensed engineers of Purchaser and Seller shall mutually select an independent third-party engineer (the “Independent Engineer”) and submit to such Independent Engineer information in support of their respective positions as may be relevant, which information will simultaneously be sent to the other Party. The Independent Engineer may hold separate meetings with each Party or call a joint meeting of the Parties, to be held near the vicinity of the Plant (or other mutually agreed location). The Independent Engineer shall, within thirty (30) days after such request for a determination, issue a non-binding decision. Any Party that does not wish to comply with such decision shall promptly provide notice of its intention to the other Party within five (5) days of such decision and shall bring a claim against the other Party in accordance with Section 18.4 and Section 18.5 hereof. The Parties shall share equally the costs of the Independent Engineer.

Section 3.4      Land Use Arrangement. On or prior to the Mobilization Date, Seller shall procure a land-use arrangement between RMP and Purchaser in the form of a lease agreement pursuant to which RMP shall grant Purchaser the right, at no additional cost, to (a) construct, operate, and access the Purchaser’s Interconnection Facilities and the Purchaser’s Facilities on the RMP Premises; and (b) apply for an electrical interconnection with NorthWestern Energy in the event this Agreement is terminated in accordance with its terms.

Article 4
OPERATION AND MAINTENANCE

Section 4.1      Responsibility for Operation and Maintenance. Purchaser shall, at Purchaser’s sole risk, cost and expense, operate, maintain, and repair the Purchaser’s Interconnection Facilities, or cause the Purchaser’s Interconnection Facilities to be operated, maintained and repaired, in accordance with applicable Law and the requirements of this Agreement. Seller shall, at Seller’s sole risk, cost and expense, cause the Plant to be operated, maintained and repaired, in accordance with applicable Law, Good Industry Practices, and the requirements of this Agreement.

Section 4.2      Observation Visits. Seller and its Affiliates, and its and their respective Representatives shall have the right, on a recurring basis at reasonable intervals and upon reasonable prior notice to Purchaser, to observe the progress of the construction of the Purchaser’s Interconnection Facilities, the testing and commissioning of the Purchaser’s Interconnection Facilities, and the operation and maintenance of the Purchaser’s Interconnection Facilities. Purchaser shall comply with all reasonable requests of Seller and its Representatives for, and assist in arranging, any such observation visits. All Persons attending such observation visits on behalf of Seller shall comply with the instructions and directions of Purchaser, including all of Purchaser’s reasonable safety and health rules and requirements provided to Seller in writing.

Article 5
PURCHASE OF ENERGY

Section 5.1      Contract Energy. Under the terms and conditions specified in this Agreement, beginning on the Substation Completion Date and for the remainder of the Term, Seller shall sell and deliver, or cause to be delivered, and Purchaser shall receive and purchase, the Contract Energy at the Points of Delivery.

Section 5.2      Title and Risk of Loss. Title to the Contract Energy and risk of loss associated with such Contract Energy shall pass to Purchaser upon delivery of the Contract Energy to Purchaser at the Points of Delivery. Seller and its Affiliates shall be responsible for the costs, liabilities, Taxes, losses, and charges of any kind associated with the delivery of Contract Energy up to the Points of Delivery. Purchaser shall be responsible for all costs, liabilities, Taxes, losses, and charges of any kind at and after the delivery of Contract Energy at the Points of Delivery.

Section 5.3      Outages.

(a) Scheduled Maintenance. Seller shall submit to Purchaser a copy of RMP’s non-binding schedule of planned interruptions and/or reductions of the Plant’s generation required for inspection, preventive, corrective and other maintenance activities at the Plant (“Scheduled Maintenance”) in accordance with the procedures set forth below.

(i)    On or before October 1 and April 1 of each calendar year during the Term (each, a “Maintenance Notice Date”), Seller shall submit to Purchaser a copy of RMP’s non-binding schedule of any proposed major maintenance at the Plant that is anticipated to last in excess of twenty (20) Days during the six (6) Month period following such Maintenance Notice Date (“Major Maintenance”).

(ii)        For curtailments for Scheduled Maintenance that are not Major Maintenance (“Periodic Maintenance”), Seller shall notify Purchaser at least forty-five (45) Days (or, if it would be impracticable to give such forty-five (45) Days’ notice, such shorter period as is reasonable under the circumstances) in advance of the proposed commencement of such Periodic Maintenance.

(iii)      Unless otherwise agreed to between the Parties, Seller and its Affiliates shall endeavor to cause any Scheduled Maintenance not to exceed thirty-five (35) Days; provided, that, commencing on January 1, 2024, Seller and its Affiliates shall be entitled to arrange one (1) Scheduled Maintenance of up to forty-five (45) Days every seven (7) calendar years during the Term.

(b) Forced Outages. Seller shall, as promptly as is practicable under the circumstances following the commencement of a Forced Outage, provide to Purchaser a report by telephone, fax, or electronic mail of such Forced Outage, which report shall include the amount of capacity in MW affected by such Forced Outage and the expected end date and/or time of the Forced Outage, as advised by RMP. Seller shall, in consultation with RMP, update such report as necessary to advise Purchaser of any changed circumstances with respect to such Forced Outage.

Section 5.4      Option to Increase Contract Capacity. At any time, and from time to time, on or prior to March 31, 2022 (the “Option Expiration Date”), Purchaser shall have the option to increase the Contract Capacity under this Agreement to an amount not to exceed 100 MW in the aggregate, upon the same terms and conditions as otherwise set forth herein (such increased Contract Capacity, the “Revised Capacity” and the amount of any such increase (in MW), the “Increased Capacity Amount”). Purchaser may exercise such option from time to time on or prior to the Option Expiration Date by delivering written notice (each, an “Exercise Notice”) of such election to Seller which written notice shall include (a) the proposed Increased Capacity Amount and Revised Capacity and (b) the date on which Purchaser desires to commence receipt of Contract Energy associated with such Increased Capacity Amount, which date shall be at least 120 Days after the date of such notice (the “Revised Capacity Effective Date”). Upon Seller’s receipt of a timely delivered Exercise Notice, (i) the Parties shall amend this Agreement to increase the Contract Capacity to the Revised Capacity effective as of the Revised Capacity Effective Date and (ii) the Available Output, Credited Output, and Period Output for the applicable Availability Test Period and Usage Test Period when such Revised Capacity Effective Date occurs shall be calculated on a pro rata basis based on the portion of such Availability Test Period or Usage Test Period, as applicable, during which the applicable Contract Capacity immediately prior to such amendment and the applicable Revised Capacity are in effect. Except with respect to any Exercise Notice delivered on or prior to the Option Expiration Date, such option shall terminate as of the Option Expiration Date and this Section 5.4 shall be of no further force and effect.

Article 6
NOMINATION, AVAILABILITY AND DISPATCH

Section 6.1      Monthly Energy Nomination. At least five (5) Days prior to the Substation Completion Date, and thereafter at least five (5) Days prior to the first (1st) Day of each Month, Purchaser shall provide Seller a written, non-binding forecast of the amount of Contract Energy that Purchaser desires to receive and purchase from Seller for each hour in the immediately following Month (or in the case of the first such forecast, in the Month in which the Substation Completion Date occurs) (the “Monthly Energy Nomination”). Purchaser shall promptly notify Seller of any changes to the Monthly Energy Nomination.

Section 6.2      Daily Availability Notice & Update. From and after the week immediately prior to the week in which the Substation Completion Date occurs, Seller shall, no later than two (2) Business Days before each week, notify Purchaser of its reasonable best estimate of (a) the anticipated available Contract Capacity in MW of the Plant for each hour (the “Anticipated Available Capacity”) during such week, and (b) the Technical Characteristics of the Plant. From and after the Day immediately prior to the Substation Completion Date, Seller shall, by 05:00 a.m. Mountain time each Day, provide Purchaser with a daily update of the Anticipated Available Capacity and the Technical Characteristics for the immediately following Day. In the event that Seller does not provide the daily update in time, the last provided Anticipated Available Capacity and the Technical Characteristics shall prevail until such update is provided.

Section 6.3      Daily Energy Nomination. From and after the Day immediately prior to the Substation Completion Date, Purchaser shall, by 6:00 a.m. Mountain time each Day, advise Seller of the amount of Contract Energy that Purchaser desires to receive and purchase from Seller in each hour of the immediately following Day (the “Purchaser Hourly Nomination”). Purchaser shall promptly notify Seller of any changes to the Purchaser Hourly Nomination.

Section 6.4      Dispatch. Subject to the terms and conditions of this Agreement, and subject to Plant availability, Fuel availability, ramp rates, control area requirements, and Good Industry Practice, Contract Energy will be dispatched to Purchaser in substantially the amounts of the Purchaser Hourly Nomination.

Article 7
PRICE AND ADJUSTMENTS

Section 7.1      Monthly Energy Payment. Subject to Section 7.2, commencing on the Substation Completion Date, Purchaser shall pay Seller a Monthly payment of Two and Eight Tenths Cents ($0.028) per KWh (as adjusted, the “Contract Price”) of Contract Energy delivered to Purchaser at the Points of Delivery, which shall be calculated by multiplying the Contract Price by the amount of Contract Energy delivered to Purchaser at the Points of Delivery in such Month (such payment, the “Energy Payment”).

Section 7.2      Adjustment to Contract Price. Commencing on the sixth (6th) anniversary of the Substation Completion Date, and each subsequent anniversary of the Substation Completion Date thereafter during the Term, the Contract Price will automatically increase by two percent (2%).

Article 8
BILLING AND PAYMENT

Section 8.1      Monthly Invoices. On or about the fifth (5th) Business Day of each Month, Seller shall submit to Purchaser an invoice for the prior Month (the “Monthly Invoice”) setting forth (a) the Available Output in such Month, if any; (b) the quantity of Contract Energy delivered to Purchaser in such Month, if any; (c) the Energy Payment for such Month; (d) the amount of any additional charges assessed pursuant to this Agreement in such Month; and (e) all applicable sales or excise Taxes. The Monthly Invoice also shall contain detailed calculations indicating the derivation of the amounts specified in (a) through (e) above. The total amount due from Purchaser in respect of such Month shall equal the sum of the amounts specified in the Monthly Invoice for items (c) through (e) above.

Section 8.2      Payment of Monthly Invoice. Each Monthly Invoice shall, subject to Section 8.3, be due and payable on or before the fifteenth (15th) Day after the date such Monthly Invoice was sent to Purchaser. Payment shall be made by wire transfer in immediately available funds to a bank account specified by Seller in the Monthly Invoice.

Section 8.3      Payment Disputes. If Purchaser, in good faith, disputes any amount due pursuant to a Monthly Invoice, Purchaser shall pay the undisputed portion of such Monthly Invoice on or before the due date and notify Seller in writing in reasonable detail of the specific basis for such dispute. Any such notice shall be provided within thirty (30) Days after the date of the statement in which the disputed amount first appeared. The Parties shall resolve the dispute in accordance with Section 18.4. If any amount disputed by Purchaser is determined not to have been due to Seller, such amount shall be reimbursed to Purchaser within ten (10) Business Days after such determination or resolution, along with interest accrued at the Interest Rate from the original date due until the date reimbursed.

Section 8.4      Late Payments. Undisputed amounts not paid when due shall accrue interest from and including the due date, to and excluding the date of payment, at the Interest Rate.

Section 8.5      Records. Each Party shall keep and maintain all records as may be necessary or useful in performing or verifying any calculations made pursuant to this Agreement, or in verifying such Party’s performance hereunder. All such records shall be retained by each Party for at least three (3) calendar years (or such longer period as may be required by applicable Law) following the calendar year in which such records were created.

Section 8.6      Contract Energy Reconciliation. Upon request, each Party shall provide to the other Party statements evidencing the quantities of Contract Energy delivered at the Points of Delivery. If any such statement is found to be inaccurate based on the Metering Equipment (as defined in Section 9.1 below), a corrected statement shall be issued promptly and any amount due thereunder will be paid within ten (10) Business Days and shall bear interest calculated at the Interest Rate from the date of the overpayment or underpayment to the date of receipt of the reconciling payment. Notwithstanding the above, no adjustment shall be made with respect to any statement or payment hereunder unless a Party asserts its challenge to the accuracy of such payment or statement within one (1) year after the date of such statement or payment.

Article 9
METERING EQUIPMENT

Section 9.1      Metering Equipment. Seller, at Seller’s cost and expense, shall design, construct, install, operate, calibrate, and maintain metering devices (the “Metering Equipment”) to measure the Contract Energy delivered to Purchaser from the Plant. From and after the Substation Completion Date, Seller shall cause the Metering Equipment to be tested and calibrated once every twelve (12) Months during the Term, at Seller’s sole cost and expense. Seller shall notify Purchaser of the date and time of such testing and calibration and Purchaser shall be allowed to have one (1) representative present to witness such tests. Seller shall cause any Metering Equipment that is found upon testing to be inaccurate by more than two percent (2%) to be repaired, adjusted, or replaced, at Seller’s cost and expense.

Section 9.2      Purchaser Test. Purchaser may request a test of the Metering Equipment at any time during the Term and Purchaser shall be allowed to have one (1) representative present to witness such test. Such representative of Purchaser shall comply with all instructions and directions of Seller, Seller’s Affiliates and RMP personnel, including all of RMP’s applicable health and safety rules. If a Purchaser-requested test reveals that the Metering Equipment registers accurately within two percent (2%), Purchaser shall bear the cost and expense of such test. If a Purchaser-requested test reveals that the Metering Equipment does not register accurately within two percent (2%), Seller shall bear the cost and expense of such test, and shall repair, adjust, or replace such Metering Equipment to be repaired, adjusted, or replaced at Seller’s cost and expense.

Section 9.3      Billing Adjustments. If any test conducted pursuant to this Agreement reveals that the Metering Equipment fails to register accurately within two percent (2%), the Parties shall correct previous billings under this Agreement according the error percentage for the actual period determined to be in error. If the actual period cannot be determined, the billing adjustment period shall be one-half of the period since the most recent test of the Metering Equipment. Any correction in the billing resulting from such repairs, adjustments, or replacements shall be made in the accounting rendered for the next Month, and such correction, when made, shall constitute full resolution of any claim between the Parties arising out of such inaccuracy of the Metering Equipment.

Section 9.4      Purchaser Meters. Purchaser may, at Purchaser’s sole cost and expense, install and maintain additional metering equipment for purposes of monitoring, recording, or transmitting data relating to its purchase of Contract Energy from the Plant. Upon Purchaser’s reasonable request, Seller shall arrange for an installation location at the Points of Delivery for such additional Purchaser metering equipment.

Article 10
FORCE MAJEURE

Section 10.1 Force Majeure. No failure or omission to carry out or observe any of the terms, provisions, or conditions of this Agreement shall give rise to any claim by a Party against the other Party, or be deemed to be a breach or default of this Agreement if such failure or omission shall be caused by or arise out of an event of Force Majeure. No obligations of either Party that were required to be performed before the occurrence of an event of Force Majeure causing the suspension of performance shall be excused as a result of such occurrence. The obligation to pay money in a timely manner shall not be subject to the Force Majeure provisions.

Section 10.2 Notice. If either Party’s ability to perform its obligations under this Agreement is affected by an event of Force Majeure, such affected Party shall, as promptly as reasonably possible, upon learning of such event and ascertaining that it will delay its performance hereunder (but in any event within two (2) Business Days after the affected Party becomes aware of such delay), give notice to the other Party stating the nature of the event, its anticipated duration and effect upon the performance of the affected Party’s obligations, and any action being taken to avoid or minimize its effect.

Section 10.3 Scope of Suspension; Duty to Mitigate. The suspension of performance due to an event of Force Majeure shall be of no greater scope and no longer duration than is required by such event and the effects of such event. The affected Party shall use its commercially reasonable efforts to: (a) mitigate the duration of, and costs arising from, any suspension or delay in the performance; (b) continue to perform its obligations hereunder to the extent unaffected by the Force Majeure event; and (c) use reasonable efforts to remedy its inability to perform. The affected Party shall not be obliged to take any steps that would not be in accordance with Good Industry Practices or applicable Law or that would be beyond its reasonable control. The affected Party shall resume the performance of its obligations under this Agreement as soon as is reasonably practicable after the events of Force Majeure are remedied or cease to exist.

Section 10.4 Termination Due to Force Majeure. If a Force Majeure event prohibits a Party from performing under this Agreement for a consecutive period of time greater than two hundred seventy (270) Days, then the other Party, in its sole discretion, shall have the right to terminate this Agreement without penalty, subject to Section 11.3 hereof.

Article 11
EVENTS OF DEFAULT; REMEDIES; TERMINATION

Section 11.1 Events of Default. The following events shall be “Events of Default”:

(a) Failure by a Party to make any undisputed payment hereunder when due, including pursuant to Section 8.2 and Section 8.6, and such failure continues uncured for five (5) Business Days after receipt by the defaulting Party of written notice of such failure.

(b) Except to the extent constituting a separate Event of Default, failure of a Party to perform any other material obligation hereunder and such failure continues uncured for thirty (30) Days after receipt by the defaulting Party of written notice of such failure; provided, that so long as a defaulting Party has initiated and is diligently attempting to effect a cure, the defaulting Party’s cure period shall extend for an additional sixty (60) Days.

(c) Any representation or warranty made by a Party under this Agreement shall have been false in any material respect when made, and has materially and adversely affected the relying Party and such falsity continues uncured for thirty (30) Days after receipt by the defaulting Party of written notice of such falsity; provided, that so long as a defaulting Party has initiated and is diligently attempting to effect a cure, the defaulting Party’s cure period shall extend for an additional sixty (60) Days.

(d) A Party (A) makes an assignment for the benefit of creditors, (B) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law, (C) has a petition filed against it under any bankruptcy or similar law and such petition is not withdrawn or dismissed for sixty (60) Days after such filing, (D) becomes insolvent, or (E) is unable to pay its debts when due.

(e) In the case of Purchaser as the defaulting Party, Purchaser fails to nominate and purchase at least seventy-five percent (75%) of the Available Output during any Usage Test Period.

(f)   In the case of Seller as the defaulting Party, Seller’s failure to maintain an Availability Factor equal to or greater than seventy-five percent (75%) during any Availability Test Period.

Section 11.2 Remedies. Upon the occurrence of, and during the continuation of, any of the Events of Default, the non-defaulting Party may, as its sole and exclusive remedy, elect to terminate this Agreement with immediate effect by notice to the defaulting Party and this Agreement will be of no further force and effect except (a) as provided in Section 11.3 below and (b) with respect to the rights and obligations of the Parties arising prior to the applicable termination date.

Section 11.3 Survival of Obligations. The covenants and obligations of the Parties set forth in Section 8.5, Section 8.6, Article 13, Article 14, Article 17, Section 18.4, and Section 18.5 shall survive the expiration or earlier termination of this Agreement until such obligations have been satisfied, or as otherwise provided in such Sections and Articles or pursuant to any applicable statute of limitations.

Article 12
INSURANCE; CASUALTY

Section 12.1 Purchaser Insurance Coverage. During the Term, Purchaser shall secure and maintain, and shall require Purchaser’s Contractor to secure and maintain, subject to applicable Laws, the minimum insurance or coverages as specified on Exhibit E of this Agreement, as the same may be amended and restated from time to time by mutual agreement of the Parties.

Section 12.2 Proof of Insurance. Prior to the Mobilization Date, Purchaser shall provide to Seller copies of certificates of insurance evidencing the coverages Purchaser and Purchaser’s Contractor are required to obtain under this Agreement. Seller shall have the right to inspect any insurance policies upon five (5) Business Days’ notice, including original copies of such policies.

Section 12.3 Casualty Event.

(a) If the Purchaser’s Interconnection Facilities, or any portion thereof, shall be damaged or destroyed by fire or other casualty (a “Purchaser’s Casualty”), Purchaser shall, as soon as reasonably practical, at Purchaser’s sole cost and expense, repair or reconstruct the Purchaser’s Interconnection Facilities, or such portion thereof, to a condition that allows the Purchaser’s Interconnection Facilities to be able to safely receive Contract Energy. Purchaser shall apply any insurance proceeds it receives or to which it is entitled relating to any Purchaser’s Casualty to the repair and, if necessary, reconstruction of the Purchaser’s Interconnection Facilities, or any portion thereof.

(b) If (i) the Plant, or any portion thereof, shall be damaged or destroyed by an insurable casualty (a “Plant Casualty”), and (ii) RMP confirms that the aggregate cost to repair or reconstruct the Plant, or such portion thereof, as a result of such Plant Casualty is less than One Hundred Million Dollars ($100,000,000), Seller shall cause the Plant, or such portion thereof, to be repaired or constructed, to a condition that allows the Plant to be able to safely generate and deliver Contract Energy to Purchaser in accordance with Good Industry Practice. If RMP confirms that the aggregate cost to repair or reconstruct the Plant, or such portion thereof, as a result of a Plant Casualty is equal to or greater than One Hundred Million Dollars ($100,000,000), Seller shall be entitled to terminate this Agreement upon notice to Purchaser with immediate effect, subject to Section 11.3 hereof.

Article 13
CONFIDENTIALITY

Section 13.1 Confidentiality Obligations. The Party receiving Confidential Information (“Recipient”) shall (a) use Confidential Information only for the purpose of carrying out the transactions contemplated by this Agreement, (b) not disclose Confidential Information to any Person (other than its Representatives, subject to (c) below) or by legal or judicial process (subject to Section 13.2), and (c) limit dissemination of Confidential Information to its Representatives that have a “need to know” for purposes of carrying out the transactions contemplated by this Agreement, but only to the extent necessary to evaluate or carry out the transactions contemplated by this Agreement and only to Representatives who have been specifically instructed to maintain the confidentiality of the Confidential Information in accordance with the provisions of this Article 13. The Parties understand and acknowledge that Discloser does not make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. The Parties further agree that Discloser shall not have any liability to the Recipient relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

Section 13.2 Disclosure Compelled by Law. Except with regard to its Representatives, each Party agrees that, without the prior written consent of the other Party, neither it nor any of its Representatives will disclose to any other Person (a) the terms of this Agreement, (b) that it and/or any of its Representatives have received Confidential Information from the disclosing Party (“Discloser”) or that Confidential Information has been made available by Discloser, or (c) any of the terms, conditions or other facts with respect to the transactions contemplated by this Agreement, including the status thereof, except that each Party may make such disclosure if, following consultation with counsel, such Party reasonably believes such disclosure must be made in order to comply with applicable Law including all disclosures required to be made by Purchaser pursuant to the applicable securities laws and regulations; provided that, to the extent legally permissible, the Party intending to make such disclosure shall provide the other Party with notice thereof prior to making such disclosure. If Recipient or any of its Representatives becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Recipient shall use reasonable efforts to provide Discloser with prompt prior written notice to the extent legally permissible of such requirement so that except with respect to Purchaser’s required disclosures under the applicable securities laws and regulations, Discloser may seek a protective order or other appropriate remedy (at Discloser’s sole expense). If such protective order or other remedy is not obtained, Recipient and its Representatives will disclose only that portion of the Confidential Information which such Party, following consultation with counsel, reasonably believes is legally required to be disclosed and will take reasonable steps to preserve the confidentiality of the Confidential Information (including reasonably cooperating with Discloser’s efforts, at Discloser’s sole cost and expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed). Recipient shall be responsible for any breach of this Article 13 by its Representatives and each Party will (at its own expense) take all actions necessary to restrain its Representatives from making any unauthorized use or disclosure of any Confidential Information. Neither Recipient nor its Representatives shall retain or use for its account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Discloser. Nothing in this Article 13 shall convey to Recipient or its Representatives any right, title, interest or license in or to any Confidential Information received from Discloser, or any trade names, trademark or intellectual property rights of Discloser.

Section 13.3 Return or Destroy Confidential Information. At the request of Discloser following the expiration of the Term or earlier termination of this Agreement, Recipient and its Representatives will promptly: (a) as elected by Recipient, either return to Discloser or destroy all Confidential Information and all copies thereof furnished to Recipient or its Representatives by or on behalf of Discloser pursuant hereto, (b) destroy all copies of all other Confidential Information prepared by Recipient or its Representatives, and (c) expunge, to the extent reasonably practicable, all such Confidential Information from any computer, word processor or other device containing such information; provided, that Recipient shall not be obligated to return, destroy or expunge (i) Confidential Information maintained in accordance with its legal and regulatory compliance, security and/or disaster recovery procedures, or (ii) electronic copies on back-up drives; it being understood that all such retained information will continue to be maintained in confidence in accordance with the terms of this Article 13.

Section 13.4 Injunctive Relief. The Parties agree that the conditions in this Article 13 and the Confidential Information disclosed pursuant to this Article 13 are of a special, unique, and extraordinary character, that Discloser may be irreparably harmed by any disclosure of the Confidential Information in violation of this Article 13, and that the use of the Confidential Information for the business purposes of (a) any Party other than in connection with the transactions contemplated by this Agreement, or (b) any third party, would enable such Party or third party to compete unfairly with the Party whose Confidential Information is disclosed. For these reasons, the Parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of any provision of this Article 13, and that in addition to any other remedies which Discloser may have, Discloser shall be entitled to seek specific performance and injunction or other equitable relief as a remedy for any such breach.

Section 13.5 Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases or public announcements the issuance or making of which is required by applicable Law, not to issue any such press release or make any such public statement without the prior written consent of the other Party.

Article 14
LIABILITY AND INDEMNIFICATION

Section 14.1 Indemnification.

(a) Purchaser. Subject to the limitations set forth herein, Purchaser shall indemnify and defend Seller and its Affiliates, and its and their respective Representatives (collectively, “Seller Group”) against, and hold Seller Group harmless from, at all times after the date hereof, any and all Losses incurred, suffered, sustained or required to be paid, directly or indirectly by, or sought to be imposed upon, Seller Group, including as a result of a Third Party Claim, to the extent such Losses arise out of or result from (i) any Purchaser Business Claim, (ii) any failure of Purchaser or its Affiliates to perform Purchaser’s obligations under this Agreement, (iii) a breach of any representations or warranties of Purchaser under this Agreement, (iv) any grossly negligent or willful misconduct or breach of applicable Law on the part of Purchaser or any member of the Purchaser Group in connection with the performance of this Agreement, or (v) personal injury or death to Persons or damage to property to the extent caused by the gross negligence or willful misconduct of any member of the Purchaser Group.

(b) Seller. Seller shall indemnify and defend Purchaser and its Affiliates, and its and their respective Representatives (collectively, “Purchaser Group”) against, and hold Purchaser Group harmless from, at all times after the Effective Date, any and all Losses incurred, suffered, sustained or required to be paid, directly or indirectly by, or sought to be imposed upon, Purchaser Group, including as a result of a Third Party Claim, to the extent such Losses arise out of or result from (i) any failure of Seller or its Affiliates to perform Seller’s obligations under this Agreement, (ii) a breach of any representations or warranties of Seller under this Agreement, (iii) any grossly negligent or willful misconduct or breach of applicable Law on the part of Seller or any member of the Seller Group in connection with the performance of this Agreement, or (iv) personal injury or death to Persons or damage to property to the extent caused by the gross negligence or willful misconduct of any member of the Seller Group.

Section 14.2 Indemnification for Fines and Penalties. Any fines or other penalties incurred by a Party for non-compliance with applicable Law shall not be reimbursed by the other Party unless such other Party has breached this Agreement and such fines and penalties would not have been imposed on the non-breaching Party but for such breach.

Section 14.3 Indemnification Claim Process.

(a) All claims for indemnification by an indemnified party (the “Indemnified Party”) under this Article 14 shall be asserted and resolved in accordance with Section 14.3 and Section 14.4.

(b) If an Indemnified Party intends to seek indemnification pursuant to this Article 14 in respect of a Third Party Claim, the Indemnified Party shall promptly, but in no event more than thirty (30) Business Days following such Indemnified Party’s knowledge of the basis for making a claim hereunder, notify the indemnifying Party (the “Indemnifying Party”) in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of Losses (the “Claims Notice”); provided that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent that such failure to give such notification results in (i) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (ii) prejudice to the Indemnifying Party with respect to such claim. For avoidance of doubt, such indemnification obligations shall be reduced only by the amount of actual prejudice to the Indemnifying Party resulting from such failure to deliver a timely Claims Notice.

(c) The Indemnifying Party shall have thirty (30) Days from the date on which the Indemnifying Party received the Claims Notice to notify the Indemnified Party that the Indemnifying Party desires to control the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice at the Indemnifying Party’s sole cost and expense; provided, however, that (i) in no event shall such control of the defense be deemed to be an admission or assumption of liability on the part of the Indemnifying Party and (ii) the Indemnifying Party will not be entitled to control or continue the defense thereof if the Third Party Claim (A) principally seeks any injunctive or other equitable relief, (B) relates to or arises in connection with any criminal conduct or claims by a regulatory agency, or (C) is for a cumulative amount that exceeds the Seller Maximum Liability Amount or the Purchaser Maximum Liability Amount, as applicable. If the Indemnifying Party is entitled to assume and assumes the defense of such claim in accordance herewith: (x) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnifying Party shall control the investigation, defense and settlement thereof (provided, however, that if (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one (1) separate counsel to all of the applicable Indemnified Parties in addition to one local (1) counsel in each jurisdiction that may be necessary or appropriate); (y) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party; and (z) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party unless the judgment or settlement provides solely for the payment of money by the Indemnifying Party and the Indemnifying Party makes such payment and the Indemnified Party receives an unconditional release with respect to such Third Party Claim. The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder with respect to any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent.

(d) If the Indemnifying Party does not or is not entitled to assume the defense of such Third Party Claim within thirty (30) Days of receipt of the Claims Notice, the Indemnified Party will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnified Party incurs a Loss with respect to the matter in question for which the Indemnified Party is entitled to indemnification pursuant to Article 14, at the expense of the Indemnifying Party (which expense shall be paid timely on demand)), upon delivery of notice to such effect to the Indemnifying Party; provided, however, that the Indemnifying Party (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense; and (ii) shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent.

(e) From and after the Effective Date, each Party and its respective Affiliates shall provide reasonable cooperation in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which an Indemnified Party is seeking indemnification pursuant to this Article 14, including by providing the Indemnifying Party with reasonable access to books, records, employees and officers (including as witnesses) of the Indemnified Party and its Affiliates.

Section 14.4 Indemnification Procedures for Non-Third Party Claims. The Indemnified Party will deliver a Claims Notice to the Indemnifying Party promptly upon its discovery of any matter for which the Indemnifying Party may be liable to the Indemnified Party hereunder that does not involve a Third Party Claim; provided that failure to promptly give such notification will not affect the indemnification provided hereunder except to the extent that such failure to give such notification results in (a) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (b) prejudice to the Indemnifying Party with respect to such claim. For avoidance of doubt, such indemnification obligations shall be reduced only by the amount of actual prejudice to the Indemnifying Party resulting from such failure to deliver a timely Claims Notice. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters.

Section 14.5 Limitations on Liability.

(a) NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY, WHETHER AN ACTION OR CLAIM IS BASED ON WARRANTY, CONTRACT (INCLUDING BREACH, WARRANTY, INDEMNITY), TORT (INCLUDING FAULT, NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, UNDER NO CIRCUMSTANCE SHALL (i) SELLER’S TOTAL AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, EXCEED ONE MILLION DOLLARS ($1,000,000) (THE “SELLER MAXIMUM LIABILITY AMOUNT”) AND (ii) PURCHASER’S TOTAL AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, EXCEED ONE MILLION DOLLARS ($1,000,000) (THE “PURCHASER MAXIMUM LIABILITY AMOUNT”); PROVIDED, HOWEVER, THAT THE SELLER MAXIMUM LIABILITY AMOUNT, OR THE PURCHASER MAXIMUM LIABILITY AMOUNT, AS APPLICABLE, SHALL NOT APPLY TO, AND NO CREDIT SHALL BE ISSUSED AGAINST SUCH LIMITATION FOR (A) AN INDEMNIFYING PARTY’S FRAUD OR WILLFUL MISCONDUCT, AND (B) AN INDEMNIFYING PARTY’S OBLIGATIONS HEREUNDER FOR THIRD PARTY CLAIMS. FOR THE PURPOSE OF DETERMINING WHETHER THE SELLER MAXIMUM LIABILITY AMOUNT OR THE PURCHASER MAXIMUM LIABILITY AMOUNT, AS APPLICABLE, HAS BEEN MET, INSURANCE PROCEEDS RECEIVED FROM THE INSURANCE POLICIES REQUIRED TO BE MAINTAINED UNDER THIS AGREEMENT SHALL NOT BE INCLUDED; PROVIDED, HOWEVER, THAT EITHER PARTY WILL NOT BE SUBJECT TO INDEMNIFICATION TO THE EXTENT AN EVENT IS OTHERWISE COVERED BY INSURANCE AND FOR WHICH THE INDEMNIFIED PARTY ACTUALLY RECEIVED INSURANCE PROCEEDS.

(b) NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECULATIVE, OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT LIABILITY ARISES FROM A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER IN CONNECTION WITH A THIRD PARTY CLAIM.

Section 14.6 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages that it may incur as a result of the other Party’s default or non-performance of this Agreement.

Section 14.7 Exclusive Remedy. Notwithstanding anything to the contrary herein, except in the case of actual and intentional fraud or as set forth in Section 11.2, the indemnification provisions of Article 14 shall be the sole and exclusive remedy of the Parties for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties, or any other provision of this Agreement or the transactions contemplated hereby.

Section 14.8 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article 14) in connection with any claim or demand by any Person other than the Parties or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnifying Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

Article 15
CHANGE IN LAW

Section 15.1 Change in Law. If there occurs one or more Changes in Law during the Term that requires Seller or RMP to incur any capital, operating, or other costs relating to the Plant, the Parties shall bear such additional capital, operating, and other costs, as applicable, equally until the aggregate amount of such costs exceed Two Million Five Hundred Thousand Dollars ($2,500,000). If the aggregate amount of such costs exceed Two Million Five Hundred Thousand Dollars ($2,500,000), either Party shall be entitled to terminate this Agreement upon notice to the other Party and this Agreement will be of no further force and effect except (a) as provided in Section 11.3 hereof and (b) with respect to the rights and obligations of the Parties arising prior to the applicable termination date.

Article 16
REPRESENTATIONS AND WARRANTIES

Section 16.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that:

(a) Seller is a limited liability company organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite legal power and authority to execute this Agreement and carry out the terms, conditions and provisions hereof and its obligations hereunder.

(b) This Agreement constitutes the valid, legal and binding obligation of Seller, enforceable in accordance with its terms except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and except to the extent that the remedies of specific performance, injunctive relief and other forms of equitable relief are subject to equitable defenses, the discretion of the court before which any proceeding therefor may be brought and the principles of equity in general.

(c) There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against or affecting Seller before any court or administrative body or arbitral tribunal that might materially adversely affect the ability of Seller to meet and carry out its obligations under this Agreement.

(d) The execution and delivery by Seller of this Agreement has been duly authorized by all requisite limited liability company action, and will not contravene any provisions of, or constitute a default under, any other agreement or instrument to which it is a party or by which it or its property may be bound.

(e) All approvals and consents of any Governmental Authority required for Seller to perform its obligations under this Agreement have been obtained or will be obtained on or before the Substation Completion Date.

Section 16.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

(a) Purchaser is a corporation duly organized and validly existing and in good standing under the Laws of the State of Nevada and has all requisite legal power and authority to execute this Agreement and to carry out the terms, conditions and provisions hereof and its obligations hereunder and is duly qualified to conduct business in every jurisdiction in which its activities require such qualification.

(b) This Agreement constitutes a valid, legal and binding obligation of Purchaser, enforceable in accordance with the terms hereof except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and except to the extent that the remedies of specific performance, injunctive relief and other forms of equitable relief are subject to equitable defenses, the discretion of the court before which any proceeding therefor may be brought, and the principles of equity in general.

(c) There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser before any court or administrative body or arbitral tribunal that might materially adversely affect the ability of Purchaser to meet and carry out its obligations under this Agreement.

(d) The execution and delivery by Purchaser of this Agreement has been duly authorized by all requisite board action, and will not contravene any provisions of, or constitute a default under, any other agreement or instrument to which it is a party or by which it or its property may be bound.

(e) All approvals and consents of any Governmental Authority required for Purchaser to perform its obligations under this Agreement have been obtained or will be obtained on or before the Substation Completion Date.

Article 17
NOTICES

Section 17.1 Notices and Other Communications. Any notice required or authorized to be given hereunder or any other communications between the Parties provided for under the terms of this Agreement shall be in writing (unless otherwise provided) and shall be served personally, by “PDF” attached to an email, or by reputable express courier service or certified or registered mail addressed to the relevant parties at the address stated below or at any other address notified by that Party to the other as its address for service. Any notice so given personally or by email shall be deemed to have been given, delivered, and received on delivery or rejection. As proof of such receipt or rejection it shall be sufficient to produce a receipt showing personal service, the tracking report of a reputable courier company, or the return request provided by the U.S. postal service. All communications, other than routine correspondence in the ordinary course of business, between Seller and Purchaser pursuant to this Agreement shall be sent by the same method of communication by the Party sending the communication.

If to Purchaser:

Marathon Patent Group, Inc.

1180 North Town Center Drive, Suite 100

Las Vegas, NV 89144

Attn: Merrick Okamoto, Chief Executive Officer

Telephone: 800-804-1690

Email: merrick@marathonpg.com

With a copy to:

Jolie Kahn, Esq.

12 E. 49th Street, 11th floor

New York, NY 10017

Telephone: 516-217-6379

Email: jolie.kahn@marathonpg.com

If to Seller:

Big Country Datalec LLC
9 Federal Street
Easton, MD 21601
Attn: Nazar M. Khan; Mr. Jordan Love
Telephone: (212) 343-8353
Email: khan@beowulfenergy.com; jordan@beowulfenergy.com

With a copy to:

Big Country Datalec LLC
9 Federal Street
Easton, MD 21601
Attn: General Counsel’s Office
Telephone: (212) 343-8353
Email: legal@beowulfenergy.com

With a copy to:

Holland & Hart LLP

555 17th Street, Suite 3200

Denver, CO 80202

Attn: Stephanie Edinger

Email: SBEdinger@hollandhart.com

Article 18
MISCELLANEOUS

Section 18.1 Assignment. Except as expressly permitted herein, neither Party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Seller may assign this Agreement or any of its rights hereunder without the prior written consent of Purchaser (a) in favor of any party providing financing or other financial accommodations to or for the benefit of the Plant, Seller, or Seller’s Affiliates, or (b) to an Affiliate of Seller. Upon Seller’s request from time to time in connection with any such financing, Purchaser agrees to execute and promptly deliver a consent or other agreements with debt or equity financing parties reasonably requested by such financing parties, containing customary terms and conditions, and otherwise to cooperate in a timely manner with the due diligence efforts and other reasonable requests of such financing parties.

Section 18.2 Forward Contract. The Parties acknowledge and agree that this Agreement constitutes a “forward contract” within the meaning of the United States Bankruptcy Code.

Section 18.3 Entirety. This Agreement and the Exhibits hereto constitute the entire agreement between the Parties and supersede any prior or contemporaneous agreements, proposal, solicitation, terms and conditions, or representations of the Parties affecting the same subject matter.

Section 18.4 Choice of Law and Forum. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Montana, without regard to principles of conflicts of law. All disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the United States District Court in the State of Montana, and each Party hereby expressly consents to the personal jurisdiction of such court. Each Party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

Section 18.5 Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH OF THE PARTIES FOR ENTERING HEREINTO. EACH PARTY HEREBY WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY MATTER ARISING HEREUNDER OR THEREUNDER, WITH ANY PROCEEDING IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED.

Section 18.6 Non-Waiver. No consent or waiver, either expressed or implied, by any Party to or of any breach or default by any other Party in the performance by such other Party of the obligations thereof under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party under this Agreement. The failure of either Party to this Agreement to enforce or insist upon compliance with or strict performance of any of the terms or conditions hereof, or to take advantage of any of its rights hereunder, shall not constitute a waiver or relinquishment of any such terms, conditions or rights, but the same shall be and remain at all times in full force and effect.

Section 18.7 Headings; Attachments. The headings used for the Sections and Articles herein are for convenience and reference purposes only, and shall in no way affect the meaning or interpretation of the provisions of this Agreement. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.

Section 18.8 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument. A “PDF” or electronic signature to this Agreement shall be deemed an original and binding upon the Party against whom enforcement is sought.

Section 18.9 Partial Invalidity. If any provision of this Agreement is found illegal or unenforceable, such provision will be deemed restated in accordance with Law, to reflect as nearly as possible the original intention of the Parties, and the remainder of the Agreement will continue unaffected in full force and effect.

Section 18.10    Other. This Agreement (a) shall not be altered or amended except by an instrument in writing executed by authorized officers of the Parties; (b) does not confer any rights upon any Person other than the Parties and their respective successors and permitted assigns; and (c) may be performed by the Parties through the use of agents and subcontractors (but such use shall not relieve a Party of any of its obligations hereunder). The Parties shall execute and deliver all documents and perform all further acts that may be reasonably necessary to effectuate the provisions of this Agreement. This Agreement was prepared jointly by the Parties, each Party having had access to advice of its own counsel, and not by either Party to the exclusion of the other Party, and shall not be construed against one Party or the other as a result of the manner in which this Agreement was prepared, negotiated or executed.

Section 18.11    No Third Party Beneficiaries. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other person other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to either Party, nor shall any provision give any third party any right of subrogation or actions over or against either Party. This Agreement is not intended to and does not create any third party rights.

Section 18.12    Relationship of the Parties. This Agreement shall not be interpreted or construed to (a) create an association, joint venture or partnership between the Parties or impose any partnership obligation or liability on either Party, (b) create any agency relationship between the Parties or impose any fiduciary duty of any kind on either Party, (c) create a trust or impose any trust obligations of any kind on either Party, or (d) constitute a lease of property of any kind. Other than as expressly set forth herein, neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or act as or be an agent or representative of, or otherwise bind, the other Party.

[Signature Pages Follow.]

The Parties have executed this Agreement as of the Effective Date.

SELLER:

BIG COUNTRY DATALEC LLC

By:

Name: Kerri Langlais

Title: Chief Financial Officer

PURCHASER:

MARATHON PATENT GROUP, INC.

By:

Name:

Title:

Signature Page to Power Purchase Agreement

EXHIBIT A

Power Distribution Equipment

Separately attached.

EXHIBIT B

[Reserved.]

EXHIBIT D

Points of Delivery

Separately attached.

EXHIBIT E

Purchaser Insurance

1.    General Insurance Requirements. Purchaser shall procure on behalf of itself and shall cause the Purchaser’s Contractor to procure at its own expense and maintain in full force and effect at all times on and after the Mobilization Date (unless otherwise specified below) and continuing throughout the Term, insurance policies with respect to the Purchaser’s Facilities and the Purchaser’s Interconnection Facilities (including all other insurance required by law or regulation) with (i) an A.M. Best financial strength rating of “A-” or better and a financial size category of “X” or higher, or (ii) a Standard & Poor’s financial strength rating of “A-” or higher or (iii) other companies acceptable to Seller and RMP, and, so long as the Agreement shall not have been terminated in accordance with its terms, with limits and coverage provisions sufficient to satisfy the requirements set forth in this Exhibit E.

(a) General Liability Insurance. General liability insurance on an occurrence or claims-made (or other similar claims-made form) for claims filed in the United States and occurring anywhere in the world for Purchaser’s or any Purchaser’s Contractor’s liability arising out of claims for personal injury (including bodily injury and death) and property damage with respect to the Purchaser’s Facilities and the Purchaser’s Interconnection Facilities. Such insurance shall provide coverage for products-completed operations, blanket contractual liability, explosion, collapse and underground coverage, broad form property damage, personal injury and advertising injury, with a minimum limit of $1,000,000 per occurrence and $2,000,000 in the annual aggregate for combined bodily injury and property damage. The general liability policy shall also include a separation of insureds clause with no exclusions or limitations for cross liability. Coverage may be maintained under combination of project specific and/or combined policies that insure more than one project or location. A maximum deductible or self-insured retention of $50,000 per occurrence shall be allowed.

(b) Automobile Liability Insurance. Automobile liability insurance for the liability arising out of claims for bodily injury and property damage covering all owned (if any), leased, non-owned and hired vehicles of Purchaser or any Purchaser’s Contractor, with a minimum combined single limit of $1,000,000 per accident and containing appropriate no-fault insurance provisions wherever applicable. Coverage may be maintained under combination of project specific and/or combined policies that insure more than one project or insured. A maximum deductible or self-insured retention of $50,000 per occurrence shall be allowed.

(c) Workers’ Compensation and Employer’s Liability. Workers’ compensation insurance in compliance with statutory requirements and employer’s liability insurance with a limit of not less than $1,000,000 per accident, per employee and per disease including such other forms of insurance that Purchaser or any Purchaser’s Contractor is required by law to provide, an all other states endorsement and USL&H Act and Jones Act coverage (to the extent such coverages are applicable), covering loss resulting from bodily injury, sickness, disability or death of the employees of Purchaser and Purchaser’s Contractor. Coverage may be maintained under combination of project specific and/or combined policies that insure more than one project or insured. A maximum deductible or self-insured retention of $50,000 per occurrence shall be allowed.

(d) Work Performed on Behalf of Purchaser. Work performed by others on behalf of Purchaser or the Purchaser’s Contractor with respect to the Purchaser’s Facilities or the Purchaser’s Interconnection Facilities shall not commence until a certificate of insurance has been delivered to Purchaser verifying that the contractors or subcontractors have obtained insurance coverages in compliance with applicable contract, including but not limited to general liability, automobile liability and workers compensation and employer’s liability (including in umbrella or excess liability insurance that may be required) and evidencing the applicable contract counterparty as additional insured (with the exception of workers compensation) and providing a waiver of subrogation on all of the aforementioned coverages in their favor (to the extent such provisions are required under the applicable contract).

(e) Excess Liability Insurance. Excess liability insurance on a claims-made basis (or other similar claims-made form) covering claims in excess of the underlying insurance described in the foregoing subsections (a), (b) and (c) (with respect to employer’s liability), with minimum per occurrence and annual aggregate limits of $20,000,000, provided that if the aggregate limits of liability are reduced below an amount that could create a gap in coverage between excess layers of insurance with respect to insured claims, Purchaser shall take immediate steps to reinstate (or cause to be reinstated) such aggregate limits to amounts required herein and/or amend such policies to include a drop down provision, subject to commercial availability. The amounts of insurance required in the foregoing subsections (a), (b), (c) and this subsection (e) may be satisfied by Purchaser or the Purchaser’s Contractor purchasing coverage in the amounts specified or by any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified above.

(f)   Environmental Impairment Liability. Environmental impairment liability coverage covering Purchaser and the Purchaser’s Contractor for liability arising out of property damage and bodily injury to third parties, including the cost of cleanup in an amount not less than $5,000,000 per occurrence and in the policy aggregate. Claims-made coverage forms and a deductible or self-insured retention of not more than $100,000 are acceptable. Coverage may be maintained under combination of project specific and/or combined policies that insure more than one project or insured.

(g) Operational Property Damage Insurance. Property damage insurance on an “all risk” basis insuring coverage against damage or loss caused by earth movement (including, but not limited to, earthquake, landslide, subsidence and volcanic eruption), flood, windstorm (named and unnamed), and machinery and equipment breakdown in an amount of not less than the amounts listed below. Coverage may be maintained under combination of project specific and/or combined policies that insure more than one project. Losses shall be valued at their repair or replacement cost, without deduction for physical depreciation. If loss or damage to insured property is not repaired or replaced and the insured amount of the claim reverts to an actual cash value (ACV) basis, which includes deductions for depreciation and obsolescence, however Purchaser shall seek at the first renewal after the Mobilization Date (to the extent commercially available) to include terms that limit such deductions for depreciation and obsolescence to an amount of not greater than 30% of the replacement cost value of the Purchaser’s Facilities and the Purchaser’s Interconnection Facilities at the time of loss.

(i) Policy Limits:

Requirement	Purchaser’s Equipment
Policy Limit	Replacement Cost of Non-Mining Equipment
Machinery Breakdown	Included in Policy Limit (no sublimit)
Earth Movement / Earthquake (aggregate permitted)	50% of Replacement Cost of Non-Mining Equipment
Flood (aggregate permitted)	50% of Replacement Cost of Non-Mining Equipment
Named Windstorm (aggregate permitted)	50% of Replacement Cost of Non-Mining Equipment

To the extent that the policies and/or coverages noted above are combined to insure more than one project and/or assets unrelated to Purchaser and this Agreement, coverage shall be maintained in an amount that is not less than the greater of: (i) $25,000,000 per occurrence for Purchaser’s Facilities and the Purchaser’s Interconnection Facilities; (ii) such other amount required by Seller and/or RMP; (iii) 150% of an amount that is supported by an independent probable maximum loss (“PML”) analysis for earthquake, flood and windstorm perils and a maximum foreseeable loss (“MFL”) analysis for fire, explosion and machinery breakdown risks and that are in a form and substance acceptable to Seller and RMP. Any such PML analysis shall provide property damage and business interruption loss estimates on the basis of not less than a 1 in 500-year return period. The results of any such MFL or PML analysis shall not serve to reduce coverage requirements below the minimum amounts set forth above on an individual project basis unless otherwise approved by Seller and RMP. To the extent that aggregate limits applying to earth movement (or earthquake), flood or named windstorm (if any) are reduced by more than 25% of the agreed limit, Purchaser shall take immediate steps to restore (or cause to be restored) coverage to the full amount require but in no event more than 30 days from the date of such reduction in coverage unless otherwise approved by Seller and RMP.

(ii)        The property damage insurance shall also provide coverage for (A) the buildings, structures, machinery, equipment, facilities, supplies, electrical transmission lines within 1,000 feet of the Purchaser’s Facilities and the Purchaser’s Interconnection Facilities along with related equipment for which Purchaser or any Purchaser’s Contractor has an insurable interest and other properties constituting a part of the Purchaser’s Facilities or the Purchaser’s Interconnection Facilities, (B) electronic data, equipment and media, (C) inland transit and off-site storage or repair, (D) professional fees, (E) expediting expense (F) increased cost of construction and loss to undamaged property as the result of enforcement of building laws or ordinances and (G) debris removal and such other usual and customary risks, all of which shall be insured in amounts are consistent with Good Industry Practices for similar risks and acceptable to Seller and RMP.

(iii)      The property damage policy shall include (A) a 72-hour clause for a minimum of flood and earth movement, (B) an unintentional errors and omissions clause and (C) a 50/50 clause, the extent marine cargo risks are insured, if applicable.

(iv)       The property damage policy (or policies) shall not contain any (A) coinsurance provision, (B) exclusion for mechanical or electrical breakdown or limitation on business interruption coverage arising out of any loss or damage covered under any guarantee or warranty arising out of an insured peril or (C) exclusion for resultant damage caused by faulty workmanship, design or materials more restrictive than LEG-2 clauses.

(v) The property damage policy shall have per occurrence deductibles of not greater than $750,000 per occurrence for all losses, or as otherwise required by Seller and RMP.

(h) Business Interruption Insurance. When reasonably available and commercially feasible, business interruption insurance shall be obtained and maintained with a per occurrence limit (and, if applicable, a corresponding indemnity period) equal to not less than twelve months for 100% of gross revenues minus non-continuing expenses (or gross profit plus fixed and continuing expenses), arising from loss required to be insured by the Operational Property Damage Insurance section above. The maximum deductible waiting period shall not be greater than 45 days. Extra expense coverage shall be included in an amount that is consistent with Good Industry Practices.

(i)   Contingent Business Interruption Insurance. When reasonably available and commercially feasible, contingent business interruption insurance shall be obtained and maintained with respect to loss or damage to a supplier or customer premises. Contingent business interruption insurance shall be maintained on terms and conditions that are consistent with Good Industry Practices and acceptable to Seller and RMP. The maximum deductible waiting period shall be no greater than the amounts listed above for Business Interruption Insurance.

(j)   General Policy Endorsements. All policies of property and liability insurance required to be maintained herein by Purchaser or the Purchaser’s Contractor (unless otherwise specified below) shall be endorsed as follows:

(i)    each policy shall name (or include by way of blanket endorsement) RMP and Seller as additional insured (except workers compensation);

(ii) each liability policy (except workers compensation) shall include a separation of insureds clause, with no exclusions or limitations for cross liability, and provide that all provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) shall apply as if a separate policy had been issued to each insured;

(iii)      each liability policy (except worker’s compensation) shall provide that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Seller or RMP;

(iv)       each policy shall waive subrogation against the Seller and/or RMP for any and all loss or damage covered by any of the insurance policies required to be maintained herein and Purchaser and all or any Purchaser’s Contractor hereby waive any and all rights of subrogation against Seller and/or RMP;

(v) each such policy shall provide, to the extent commercially available, that if any premium or installment is not paid when due, or if such insurance is to be cancelled for any reason whatsoever, the insurers will promptly notify Purchaser and the Seller, subject to a minimum of 30 days, except 10 days for non-payment of premium. To the extent written notice of cancellation from Purchaser’s (or the Purchaser’s Contractor’) insurers is not available, Purchaser shall be responsible for providing the required notice;

(vi)       any time the insurance required to be obtained and maintained herein by Purchaser or the Purchaser’s Contractor is materially changed, Purchaser or the Purchaser’s Contractor shall provide prompt written notice to Seller and RMP. For purposes of this section “materially changed” means any change that would cause Purchaser or any Purchaser’s Contractor to be in non-compliance with the insurance requirements of this Exhibit); and

(vii)     all policies covering real or personal property or business interruption (including marine cargo insurance) may be required to include coverage for terrorism upon request by Seller and RMP.

2.	General Insurance Conditions.

(a) Notification of Loss. Purchaser shall promptly notify the Seller of any single loss or event likely to give rise to a claim against an insurer for an amount in excess of $1,000,000 covered by any insurance maintained pursuant to this Exhibit E.

(b) Loss Adjustment and Settlement. A loss under any insurance required to be carried under the Operational Property Damage and Business Interruption sections above, shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings, by Purchaser, subject to the approval of the Seller if such loss is in excess of $1,000,000. In addition, Purchaser may in its reasonable judgment consent to the settlement of any loss, provided that in the event that if the amount of the loss exceeds $1,000,000 the terms of such settlement are concurred with by Seller and RMP.

(c) Acceptable Policy Terms and Conditions. All policies of insurance required to be maintained pursuant to this Exhibit E shall be in form and contain terms and conditions reasonably acceptable to the Seller.

(d) Claims-Made Coverage. In the event that any policy is written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is changed, Purchaser or the Purchaser’s Contractor shall obtain for each such policy or policies the broadest basic and supplemental extended reporting period or “tail” coverage available under each such policy (or policies) and shall provide Seller with proof that such basic and supplemental extended reporting period or “tail” coverage has been obtained, subject to a minimum of two (2) years or any such greater period required by Seller or RMP.

3.     Evidence of Insurance. Prior to the Mobilization Date and on an annual basis or otherwise in accordance with each insurance policy anniversary, Purchaser and/or the Purchaser’s Contractor shall furnish to the Seller, so long as this Agreement shall not have been terminated or discharged, with an approved form of certification of all required insurance held by or for the benefit of Purchaser and the Purchaser’s Contractor and required to be in force by the provisions of this Exhibit E. Such certification shall be executed by an authorized representative of each insurer (or Purchaser’s insurance broker) and shall identify insurance carriers, the type of insurance, the insurance limits, the insurance deductibles and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Exhibit E. Purchaser or the Purchaser’s Contractor upon the request of Seller will promptly furnish copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by Purchaser.

4.     Reports. Concurrently with the furnishing of the certification referred to in Section 3 of this Exhibit E, Purchaser or the Purchaser’s Contractor shall furnish the Seller with a report of an independent insurance broker, signed by an officer of the broker, stating that in the opinion of such broker, the insurance then carried or to be renewed is in accordance with the terms of this Exhibit E and attaching evidence of insurance in a form that is acceptable to Seller and RMP as required in Section 3 of this Exhibit E. In addition, Purchaser or the Purchaser’s Contractor will advise the Seller in writing promptly of any default in the payment of any premium and of any other act or omission on the part of Purchaser or the Purchaser’s Contractor which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by Purchaser or the Purchaser’s Contractor pursuant to this Exhibit E.

5.     Failure to Maintain Insurance. In the event Purchaser or the Purchaser’s Contractor fails to take out or maintain the full insurance coverage required by this Exhibit E, the Seller, upon thirty (30) days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to Purchaser or the Purchaser’s Contractor of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced thereof by Seller or RMP shall become an additional obligation of Purchaser to the party so advancing the funds, and Purchaser shall forthwith pay such amounts to the party that advanced the funds, together with interest thereon from the date so advanced.

6.     No Duty to Verify or Review. No provision of this Exhibit E or any provision of this Agreement shall impose on Seller any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Purchaser or the Purchaser’s Contractor, nor shall Seller be responsible for any representations or warranties made by or on behalf of Purchaser or the Purchaser’s Contractor to any insurance company or underwriter. Any failure on the part of Seller to pursue or obtain evidence of insurance required by this Exhibit E and/or failure of Seller to point out any non-compliance of such evidence of insurance to Purchaser or the Purchaser’s Contractor shall not constitute a waiver of any of the insurance requirements in this Exhibit E.

7.     Other Insurance. Seller and/or RMP may at any time with reasonable notice amend the requirements and approved insurance companies of this Exhibit E: (i) due to new information not known by Seller or RMP on the Mobilization Date or (ii) due to changed circumstances after the Mobilization Date which in the reasonable judgment of Seller, either renders such coverage materially inadequate or materially reduces the financial ability of the approved insurance companies to pay claims, and (iii) to include such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) as, under Good Industry Practices, are from time to time insured against for property and facilities similar in nature, use and location to the Purchaser’s Facilities or the Purchaser’s Interconnection Facilities, which Seller and/or RMP may reasonably require.

Execution Copy

Mining Infrastructure & Equipment Sales Agreement

This Mining Infrastructure & Equipment Sales Agreement (the “Agreement”) dated October 3, 2020 between:

Colorado Energy Management, LLC of 2575 Park Lane, Lafayette, CO 80026; email: legal@beowulfenergy.com

(the “Seller”)

and

Marathon Patent Group, Inc. of 1180 North Town Center Drive, Las Vegas, NV 89144; email: merrick@marathonpg.com

(the “Buyer”)

In consideration of the covenants and provisions contained in this Sales Agreement the parties to this Agreement agree as follows:

1. Sale of Mining Infrastructure & Equipment

The Seller will sell and deliver to Buyer Mining Infrastructure & Equipment located at 643 Industrial Park Road, Hardin, MT (“Hardin Location”) as delineated in Schedule I of this Agreement (the “Mining Infrastructure & Equipment”).

2. Delivery and Purchase Price

The Buyer will accept delivery of the Mining Infrastructure & Equipment at Hardin Location and pay the sum of seven hundred fifty thousand dollars ($750,000) (the “Purchase Price”), payable as required in the Section 3 of this Agreement. The Seller and the Buyer both acknowledge the sufficiency of the Purchase Price as consideration for the Mining Infrastructure & Equipment.

3. Payment

The Buyer will make full payment of the Purchase Price upon execution of this Agreement via wire transfer of immediately available funds to Seller’s bank account as follows:

1

4. Warranties

THE MINING INFRASTRUCTURE & EQUIPMENT ARE SOLD ‘AS IS’ AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE MINING INFRASTRUCTURE & EQUIPMENT AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH MINING INFRASTRUCTURE & EQUIPMENT, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR ANY MATTER OR CIRCUMSTANCES RELATING TO ENVIRONMENTAL LAWS OR THE ENVIRONMENTAL CONDITION OF THE MINING INFRASTRUCTURE & EQUIPMENT. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NO SCHEDULE OR ATTACHMENT TO THIS AGREEMENT, NOR ANY OTHER DOCUMENT OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SUCH MINING INFRASTRUCTURE & EQUIPMENT. NOTWITHSTANDING THE FOREGOING, THE SELLER REPRESENTS AND WARRANTS THAT THE MINING INFRASTRUCTURE & EQUIPMENT ARE CONVEYED FREE AND CLEAR OF ALL LIENS AND ENCUMBRANCES, EXCEPT FOR THE PURCHASE MONEY SECURITY INTEREST DESCRIBED IN PARAGRAPH 6 BELOW. The Seller does not assume or authorize any other person to assume on behalf of the Seller, any liability in connection with the sale of the Mining Infrastructure & Equipment.

The Buyer has been given the opportunity to inspect the Mining Infrastructure & Equipment and the Buyer has accepted the Mining Infrastructure & Equipment in their existing condition. Further, the Seller disclaims any warranty as to the condition of the Mining Infrastructure & Equipment.

5. Title

Title to and risk of loss for the Mining Infrastructure & Equipment shall pass from Seller to Buyer upon Seller’s receipt of the Purchase Price in Seller’s bank account.

6. Security Interest

The Seller retains a security interest in the Mining Infrastructure & Equipment until paid in full.

7. Cancellation

The Seller reserves the right to cancel this Agreement if the Buyer fails to pay for the Mining Infrastructure & Equipment when due.

8. Indemnity

Buyer acknowledges and agrees to be legally bound hereby and to indemnify, save harmless and defend Seller, Seller’s affiliates and subsidiaries, Seller’s agents, directors, officers, and employees, and representatives from all claims, losses, liabilities, damages, fines, demands, actions and expenses including, but not limited to, all attorney fees arising out of bodily injury, death, release of pollutants or contaminants, or damage to Seller’s property or the Hardin Location occurring in connection with any act or omission (negligent or otherwise) of Buyer or its Representatives based on, or arising from or incurred as a result of (i) a breach of this Agreement and/or (ii) Buyer’s presence at the Hardin Location, except to the extent Seller is contributorily negligent.

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9. Limitation of Liability

In no event, regardless of the form of the claim or cause of action (whether based in contract, infringement, negligence, strict liability, other tort or otherwise), shall Buyer’s liability to the Seller exceed the Purchase Price giving rise to the claim or cause of action, except in the case of Buyer’s fraud, willful misconduct or gross negligence. In no event, regardless of the form of the claim or cause of action (whether based in contract, infringement, negligence, strict liability, other tort or otherwise), shall Seller’s liability to Buyer exceed the amount of Seller’s applicable insurance coverage. Neither Buyer nor Seller shall be liable to one another for special or consequential damages including, but not limited to, loss of profit or revenue, loss of use of the Mining Infrastructure & Equipment or any associated equipment, facilities or services, downtime cost, costs of environmental restorations, except in the case of Buyer’s or Seller’s fraud or willful misconduct.

10. Relationship of the Parties

Buyer’s relationship with Seller will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Buyer is not an agent of Seller and is not authorized to make any representation, contract, or commitment on behalf of Seller. Buyer will not be entitled to any of the benefits that Seller may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Buyer will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Buyer’s performance of the Work and receipt of payments under this Agreement. Because Buyer is an independent contractor, Seller will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions or obtain worker’s compensation insurance on Buyer’s behalf. Buyer agrees to accept exclusive liability for complying with all applicable state and federal laws governing independent contractors, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Buyer or Buyer’s agents or employees under this Agreement. Buyer hereby agrees to indemnify and defend Seller against any and all such taxes or contributions, including penalties and interest.

11. Notices

Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by reputable overnight courier, sent by electronic mail or sent by certified, registered or express mail, postage prepaid and return receipt requested. Any such notice shall be deemed given (i) when delivered, if delivered personally or by overnight courier, (ii) when transmitted, if sent by electronic mail (if evidenced by an email delivery receipt) or (iii) if mailed, five (5) days after the date of deposit in the United States mail.

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12. General Provisions

Headings are inserted for convenience only and are not to be considered when interpreting this Agreement. Words in the singular mean and include plural and vice versa. Words in the masculine include the feminine and vice versa.

The Buyer may not assign its right or delegate its performance under this Agreement without prior written consent of the Seller, which consent may be withheld by Seller in its sole and absolute discretion. Any assignment or delegation in violation of this clause shall be null and void.

This Agreement cannot be modified in any way except in writing signed by all the parties to this Agreement.

The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflict of laws provision thereof which would give rise to the application of the domestic substantive law of any other jurisdiction. Each of Buyer and Seller hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the federal and state courts sitting in New York, New York for any action, suit or proceeding arising out of or related hereto. Each of Buyer and Seller further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum. Each of Buyer and Seller hereby knowingly, voluntarily and intentionally waives any right (to the fullest extent permitted by applicable law) to a trial by jury of any dispute arising out of, under or relating to, this Agreement and agrees that any such dispute shall before a judge sitting without a jury.

This Agreement will inure to the benefit of and be binding upon the Seller and Buyer and their respective successors and assigns.

This Agreement constitutes the entire agreement between the parties and there are no further items or provision, either oral or otherwise. The Buyer acknowledges that it has not relied on any representations of the Seller or any other party as to the condition of the Mining Infrastructure & Equipment but has relied upon its own inspection and investigation of the subject matter.

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by email, PDF or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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The parties have executed this Agreement as of the day and year first above written as follows:

SELLER:

Colorado Energy Management, LLC

By:
Name:	Kenneth Deane
Title:	Chief Financial Officer

BUYER:

Marathon Patent Group, Inc.

By:
Name:	Kenneth Deane
Title:	Chief Financial Officer

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Execution Copy

GROUND LEASE

This Ground Lease (this “Lease”), dated as of October 3, 2020 (the “Effective Date”), is entered into between Rocky Mountain Power, LLC, known in Montana as Rocky Mountain Power – Hardin, LLC, a Delaware limited liability company (“Landlord”), and Marathon Patent Group, Inc., a Nevada corporation (“Tenant”).

RECITALS

WHEREAS, Landlord owns and operates a coal-fired power station, located in Big Horn, Montana, known as the Hardin Generating Station, with a net capacity of approximately 105 MW (the “Plant”); and

WHEREAS, Big Country Datalec LLC, a Delaware limited liability company (“Seller”), has entered into, or will enter into, an arrangement with Landlord whereby Landlord grants Seller the exclusive right to market and sell electrical energy generated by the Plant (the “Exclusive Marketing Arrangement”); and

WHEREAS, Seller and Tenant entered into a Power Purchase Agreement dated as of the Effective Date (the “PPA”); and

WHEREAS, Tenant intends to locate, construct, own, and operate the Purchaser’s Facilities and the Purchaser’s Interconnection Facilities upon that portion of the Plant and in the location and dimensions described and depicted on the attached Exhibit A (the “Premises”); and

WHEREAS, Landlord wishes to lease the Premises to Tenant to facilitate the Exclusive Marketing Arrangement and the PPA and to provide to Tenant a location upon which to locate and operate the Purchaser’s Facilities and the Purchaser’s Interconnection Facilities (collectively, the “Permitted Use”) on the terms and conditions contained in this Lease; and

WHEREAS, the Tenant wishes to lease the Premises from the Landlord for the Permitted Use and to enable Tenant to purchase electrical power under the PPA on the terms and conditions contained in this Lease.

AGREEMENTS

NOW THEREFORE, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Landlord and the Tenant agree as follows:

1. DEFINED TERMS

Initially capitalized words or terms used in this Lease, but not defined in this Lease, will have the meanings given them in the PPA.

2. DEMISE

Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord.

3. TERM

The term of this Lease shall begin on the Effective Date and end on the date the PPA terminates (the “Term”); provided, that if the PPA is terminated by Tenant due to the occurrence of the Event of Default in Section 11.1(f) of the PPA, Tenant may, by written notice to Landlord delivered prior to the date the PPA terminates, elect to extend the Term for a specified period of time that expires no later than the date that is twenty (20) years after the Effective Date.

4. RENT; REIMBURSEABLE COSTS AND EXPENSES

In lieu of payments of cash rent, Tenant has entered into the PPA and will perform its obligations as “Purchaser” under the PPA in accordance with the terms and conditions of the PPA. Tenant shall reimburse Landlord for any and all costs and expenses attributable to, or otherwise for the account of, Tenant that are incurred and paid by Landlord. Landlord shall invoice Tenant for any such costs and expenses and Tenant shall pay Landlord the invoiced amount by wire transfer of immediately available funds within ten (10) Business Days after receipt of such invoice.

5. TAXES AND ASSESSMENTS

Tenant will pay the taxes and assessments measured by, or reasonably attributable to, the cost or value of Tenant’s equipment, furniture, fixtures, and other personal property located on the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant assessed, levied, confirmed, or imposed with respect to any period during the Term. Landlord will pay all taxes and assessments upon, measured by or attributable to the Premises.

6. UTILITIES / SERVICES

Tenant will pay directly for all charges for electricity, natural gas, water, and sewer service, telephone or other communication service, cable television service, ground maintenance service and any other services or utilities used by Tenant on the Premises during the term of this Lease. Landlord shall not be liable for the failure of any such services, unless caused by the negligence or willful misconduct of Landlord. Tenant shall pay for all charges associated with the installation and monthly use charges, connection charges, and monitoring charges for Tenant’s systems and services, if any.

7. ACCESS

Tenant, its clients, customers, suppliers, and employees shall have access to all common driveway areas for ingress and egress, and shall be entitled to the exclusive use of the Premises, subject to rights, reservations, easements, and agreements of record, and Tenant shall comply with all of Landlord’s site safety and security procedures with respect to the access to and use of the Premises.

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8. CONDITION OF PREMISES

Tenant accepts the Premises in its present condition. Tenant shall have no right to assert any remedy based on a claim that Landlord has failed to deliver possession of the Premises in acceptable condition.

9. REPAIRS AND MAINTENANCE / SURRENDER

9.1	Tenant’s Duties. Tenant shall at all times keep the Premises neat, clean, and in a safe and sanitary condition, and provide trash pickup and snow removal services at its own expense.

9.2	Surrender. Tenant shall quit and surrender the Premises at the expiration of this Lease without notice, and leave the Premises in a neat and clean condition.

10. LIABLITY INSURANCE

10.1	Tenant’s Duties. Tenant shall, at Tenant’s expense, maintain general liability insurance covering the Premises with an insurance company rated “A+” by Best’s Insurance Guide. The minimum limits of said insurance shall be One Million Dollars ($1,000,000.00) per accident or occurrence for bodily injury or death, and One Million Dollars ($1,000,000.00) per accident for property damage. In addition, Tenant shall, at Tenant’s expense, maintain excess liability insurance covering claims in excess of the underlying insurance described in the foregoing sentence, with minimum per occurrence and annual aggregate limits of Twenty Million Dollars ($20,000,000), provided that if the aggregate limits of liability are reduced below an amount that could create a gap in coverage between excess layers of insurance with respect to insured claims, Tenant shall take immediate steps to reinstate (or cause to be reinstated) such aggregate limits to amounts required herein and/or amend such policies to include a drop down provision, subject to commercial availability. Tenant will add Landlord as an additional insured under each insurance policy Tenant is required to maintain pursuant to this Section 10.1 (“Required Liability Insurance”).

10.2	Documentation. Tenant shall deliver to Landlord a certificate for all Required Liability Insurance showing it to be in effect and providing that it will not be canceled without at least thirty days prior written notification to Landlord.

11. PROPERTY AND CASUALTY INSURANCE

Tenant shall, at Tenant’s expense, maintain on all Tenant’s personal property and Tenant’s leasehold improvements on the Premises a policy of standard fire insurance, with extended coverage, in the amount of their replacement value. All proceeds of such insurance shall be applied to the restoration of Tenant’s personal property and leasehold improvements. Any proceeds of such insurance remaining after such restoration shall belong to Tenant.

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12. WAIVER OF SUBROGATION

12.1	Waiver. If either Landlord or Tenant experience any injury, loss or damage to themselves or their respective real or personal property, and if that injury, loss or damage is insured against under any or all of their respective insurance policies, including any extended coverage endorsements thereto, then the appropriate insurance company(ies), and not Landlord or Tenant, shall be solely liable to compensate the party(ies), who experienced the injury loss or damage, regardless of whether Landlord or Tenant was responsible for such injury, loss or damage. Landlord and Tenant hereby waive any rights each may have against the other as a result of any injury, loss or damage that is then insured against by either. This waiver is effective only to the extent that (i) the insurance company(ies) actually pay(s) for such injury, loss or damage, and (ii) the provisions of this paragraph do not invalidate any insurance coverage carried by Landlord or Tenant.

12.2	Documentation. Landlord and Tenant shall either cause their respective insurance companies to waive any right of subrogation against the other party hereto, and provide proof to the other party within thirty days after the execution of this Lease that such waivers have been successfully obtained from their respective insurance companies, or shall notify each other that such waivers could not or cannot be reasonably obtained, because of the failure of their respective insurance companies to provide the same.

13. MUTUAL INDEMNITIES

13.1	Tenant’s Indemnities. Neither Landlord, its Affiliates, or any of its or their respective Representatives (collectively, the “Landlord Group”) shall be liable for any injury to or death of any person, or damage to property, sustained or alleged to have been sustained by any member of Tenant Group as a result of any condition (including future conditions) in the Premises, or by any other reason, unless caused by the gross negligence or willful misconduct of Landlord Group. Tenant agrees to indemnify, defend and hold Landlord Group harmless from any and all damages arising from claims released by Tenant pursuant to this Section 13.1.

13.2	Landlord’s Indemnity. Neither Tenant, its Affiliates, or any of its or their respective Representatives (collectively, the “Tenant Group”) shall be liable for any injury to or death of any person, or damage to property, sustained or alleged to have been sustained by any member of Landlord Group as a result of any condition (including future conditions) in the Premises, or by any other reason, unless caused by the gross negligence or willful misconduct of Tenant Group. Landlord agrees to indemnify, defend, and hold Tenant Group harmless from any and all damages arising from claims released by Landlord in this Section 13.2.

14. TENANT’S USE

The Tenant shall use the Premises for the Permitted Use and shall not use the Premises for any uses or purposes other than the Permitted Use unless approved in advance by Landlord in writing. Tenant shall not use Premises for illegal purposes. Tenant shall not cause, maintain or permit any outside storage, or commit or suffer any waste, or do any act that constitutes a nuisance or disturbs the quiet enjoyment of others, or commit acts that will increase the rate of insurance on the Premises.

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15. HAZARDOUS SUBSTANCES

15.1	Hazardous Substances. Tenant shall not place, or permit to be placed, any Hazardous Substance upon or under the Premises.

15.2	Landlord Indemnification. Landlord shall indemnify and hold Tenant harmless from and against all costs of any remedial action or cleanup, suffered or incurred by Tenant arising out of or related to the presence of any Hazardous Substances on the Premises that were present prior to the Effective Date.

15.3	Tenant’s Indemnities. Tenant shall indemnify and hold Landlord harmless from and against all costs of any remedial action or cleanup, suffered or incurred by Landlord and arising out of Tenant’s breach of Section 15.1 of this Lease.

15.4	Definitions. For purposes of this Section 15:

15.4.1	Environmental Regulation. “Environmental Regulation” means a Law relating to the environment and/or to human health or safety.

15.4.2	Hazardous Substance. “Hazardous Substance” means any substance or material defined in or governed or regulated by any Environmental Regulation as a dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance, and also expressly includes urea-formaldehyde, polychlorinated biphenyls, dioxin, radon, lead-based paint, asbestos, asbestos containing materials, nuclear fuel or waste, radioactive materials, explosives, carcinogens and petroleum products, including but not limited to crude oil or any fraction thereof, natural gas, natural gas liquids, gasoline and synthetic gas, and any other waste, material, substance, pollutant or contaminant the presence of which on, in, about or under the Premises would subject the owner or operator thereof to any damages, penalties, fines or liabilities under any applicable Environmental Regulation.

16. LIENS AND INSOLVENCY

Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. If a petition for relief is filed by or against Tenant under Federal bankruptcy laws, or if a receiver, assignee or other liquidating officer is appointed for the business of Tenant, then Landlord may terminate this Lease.

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17. ASSIGNMENT AND SUBLEASE

17.1	Tenant Assignment. Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any portion of its interest in or rights with respect to the Premises or Tenant’s leasehold estate under this Lease (collectively “Assignment”) or permit all or any of the Premises to be occupied by anyone other than Tenant or sublet all or any portion of the Premises, or transfer a portion of its interest in or rights with respect to Tenant’s leasehold estate under this Lease (collectively “Sublease”) without Landlord’s prior written consent in each instance, which consent may be withheld in Landlord’s sole discretion. In connection with any Assignment or Sublease to which Landlord has given consent, Tenant agrees to pay Landlord’s reasonable expenses in reviewing said request, any information accompanying said request, investigating the same and in reviewing and preparing any documentation regarding the same, which costs and expense shall include, but are not limited to attorney’s fees, accounting fees, appraiser’s fees, etc.

17.2	Effect of Landlord Consent. No consent by Landlord to any Assignment or Sublease shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant from the obligation to obtain Landlord’s written consent to any Assignment or Sublease. Any Assignment or Sublease that is not in compliance with this Section 17 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease.

17.3	Successor Liability; Tenant Liability. Each assignee, sublessee, or other transferee, other than Landlord, shall assume all obligations of Tenant under this Lease, and shall be and remain liable jointly and severely with Tenant for the performance of all the terms, covenants, conditions, and agreements herein contained on Tenant’s part to be performed for the Term. No Assignment or Sublease shall be binding on Landlord unless the assignee or subtenant shall deliver to Landlord a counterpart of the Assignment or Sublease and the instrument in recordable form that contains a covenant or assumption by the assignee or subtenant satisfactory in substance and form to Landlord, consistent with the requirements set forth in this Lease, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee or subtenant from its liability as set forth in this Lease.

17.4	Landlord Assignment. Landlord’s interest in this Lease shall be freely assignable without the consent of Tenant.

18. INSPECTION AND ACCESS

Tenant shall allow the Landlord or Landlord’s agent access to the Premises at all reasonable times for the purpose of inspection of the Premises. Landlord shall have the right to show the Premises to prospective tenants or purchasers upon reasonable advance notice to Tenant. Landlord’s exercise of its rights or access herein provided shall not unreasonably interfere with Tenant’s business upon the Premises.

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19. CONDEMNATION

19.1	Total Condemnation. If all of the Premises is taken by any public or private entity under the power of eminent domain, or if the Premises are deprived of access as a result of a total or partial taking of the Property, this Lease shall terminate as of the date possession is taken by the condemner pursuant to condemnation authority.

19.2	Partial Condemnation. If over twenty-five percent of the Premises is taken by any public or private entity under the power of eminent domain and Tenant determines in good faith that it is not economically feasible to continue this Lease in effect, Tenant may terminate this Lease. Termination of this Lease by Tenant shall be made by notice to the Landlord given no later than ten days after possession is taken by the condemner. Termination of this Lease in accordance with this Section 19.2 shall be effective as of the date thirty days after notice of termination is delivered. Notwithstanding the foregoing, Tenant’s duty to pay rent and other charges to Landlord shall terminate on the date the condemner takes possession of the Premises.

19.3	No Apportionment of Damages. Damages awarded for the taking or damaging of all or any part of the Premises shall belong to and be the property of Landlord. Nothing herein contained shall be construed as precluding Tenant from asserting any claim Tenant may have against the condemner for disruption or relocation of Tenant’s business on the Premises or the taking of any property belonging to Tenant.

20. WAIVER

No word, act or omission of Landlord shall be deemed to be a waiver of any default or noncompliance by Tenant under the terms of this Lease or of any right of Landlord under this Lease or of any notice given by Landlord under this Lease unless Landlord so advises Tenant in writing. No waiver by Landlord of any default or noncompliance under this Lease by Tenant shall be construed to be or act as a waiver of any subsequent default or noncompliance by Tenant.

21. NOTICES AND OTHER COMMUNICATIONS

Any notice required or authorized to be given hereunder or any other communications between the Landlord and the Tenant provided for under the terms of this Lease shall be in writing and shall be served personally, by “PDF” attached to an email, or by reputable express courier service or certified or registered mail addressed to the relevant parties at the address stated below or at any other address notified by that Party to the other as its address for service. Any notice so given personally or by email shall be deemed to have been given, delivered, and received on delivery or rejection. As proof of such receipt or rejection it shall be sufficient to produce a receipt showing personal service, the tracking report of a reputable courier company, or the return request provided by the U.S. postal service. All communications, other than routine correspondence in the ordinary course of business, between Landlord and Tenant pursuant to this Lease shall be sent by the same method of communication by the party sending the communication.

Landlord:	Rocky Mountain Power, LLC
9 Federal Street
Easton, MD 21601
Attn: Nazar M. Khan; Mr. Jordan Love
Telephone: (212) 343-8353
Email: khan@beowulfenergy.com; jordan@beowulfenergy.com

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With a copy to:

Rocky Mountain Power, LLC

9 Federal Street

Easton, MD 21601

Attn: General Counsel’s Office

Telephone: (212) 343-8353

Email: legal@beowulfenergy.com

With a copy to:

Holland & Hart LLP

555 17th Street, Suite 3200

Denver, CO 80202

Attn: Stephanie Edinger

Email: SBEdinger@hollandhart.com

Tenant:	Marathon Patent Group, Inc.

1180 North Town Center Drive, Suite 100

Las Vegas, NV 89144

Attn: Merrick Okamoto, Chief Executive Officer

Telephone: 800-804-1690

Email: merrick@marathonpg.com

With a copy to:

Jolie Kahn, Esq.

12 E. 49th Street, 11th floor

New York, NY 10017

Telephone: 516-217-6379

Email: jolie.kahn@marathonpg.com

22. ALTERNATIONS AND IMPROVEMENTS

22.1	Tenant may undertake the construction and site work described and depicted on Exhibit B to this Lease (the “Construction and Site Work”) without Landlord’s prior written consent, but subject to the terms and conditions of this Section 22. Except for the Construction and Site Work, Tenant shall not undertake any construction, alterations, additions or improvements to the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. All construction, alterations, additions and improvements shall be made at the sole cost and expense of Tenant. If Tenant shall perform, or cause to be performed, the Construction and Site Work or any other work with the consent of Landlord, as foresaid, Tenant shall comply with all applicable laws, ordinances, rules and regulations of any authorized public authority and the requirements of the development then in existence. Tenant further agrees to save and hold Landlord harmless from any damage, loss or expense arising out of such work (including, but not limited to, the Construction and Site Work). Tenant shall give Landlord at least sixty days notice in writing of Tenant’s intent to begin such construction, alteration or improvement, providing Landlord with a set of construction plans setting forth the nature and extent of the work, including a listing of all subcontractors and suppliers that Tenant proposes to use for the work.

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22.2	The Purchaser’s Interconnection Facilities shall remain the property of Tenant upon expiration or sooner termination of this Lease. Subject to the immediately succeeding sentence, Tenant may remove the Purchaser’s Interconnection Facilities from the Premises. The Purchaser’s Interconnection Facilities shall become the property of Landlord, without compensation to Tenant, and shall remain on the Premises unless Landlord requires Tenant to remove the same as determined solely by Landlord, if Tenant fails to remove the Purchaser’s Interconnection Facilities on or before the date that is twenty (20) days following the expiration or termination of this Lease.

22.3	Any computer equipment and other data processing equipment and personal property comprising any part of the Purchaser’s Facilities that may be removed from the Premises or any structure or building placed on the Premises without damaging the Premises or any structure or building placed on the Premises (collectively, “Movable Equipment”) may be removed by Tenant upon the expiration or sooner termination of this Lease. Any Movable Equipment that remains on the Premises on the date that is twenty (20) days following the expiration or sooner termination of this Lease and any of the other Purchaser’s Facilities (collectively, the “Remaining Facilities”) shall become the property of Landlord, without compensation to Tenant, and shall remain on the Premises unless Landlord requires Tenant to remove the same as determined solely by Landlord.

23. SIGNAGE

Tenant may install, at Tenant’s sole expense, a sign with Tenant’s name and/or corporate logo, if desired, on the Premises, upon receipt of prior approval from Landlord as to size, design and construction. Signage and address signage shall comply with all state, county, city, and local laws, regulations, ordinances and restrictions.

24. POSTAL DELIVERY SERVICE

Tenant shall be responsible for contacting the US Postal Service to make arrangements for mail delivery services, at Tenant’s expense, if Tenant desires mail delivery service to the Premises.

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25. DEFAULT/LATE CHARGES/REENTRY

25.1	Events of Default. The failure by Tenant to perform or comply with any term, condition or covenant of this Lease within thirty days (except with respect to any payment default hereunder for which the cure period shall be five days) following written notice from Landlord to Tenant specifying the nature of Tenant’s failure to perform or comply or any default of Tenant under the PPA shall be events of default under this Lease; further, Tenant shall be in default if Tenant, or an agent of Tenant, shall become bankrupt or insolvent, or file any debtor proceeding or take or have taken against Tenant a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into agreement, or abandons the Premises, or suffers this Lease to be taken under execution; provided further, however, Landlord agrees that in the event the default is of such nature that it cannot reasonably be corrected in thirty days following written notice thereof it shall be sufficient if Tenant shall have commenced to cure the default within the stated time limit and shall continue thereafter with all due diligence to correct the default, provided, however, any such default shall be corrected within ninety days following written notice thereof and a default for failure to make timely payment hereunder shall not be considered to be of such a nature.

25.2	Remedies for Default. In the event of default, Landlord shall have the following remedies, which shall be in addition to and shall not exclude any other remedy available to Landlord under applicable law:

25.2.1	Termination. Landlord may elect to terminate this Lease by notice in writing to Tenant.

25.2.2	Re-Entry. If Landlord elects to terminate this Lease, the rights and obligations of the parties with respect to possession of the Premises shall be as follows:

(a)	Tenant shall vacate the Premises immediately, remove any property of Tenant including fixtures which Tenant is required to remove at the end of the Term and perform cleanup, alterations or other work required to leave the Premises on the condition required at the end of the Term; and

(b)	Landlord may re-enter, take possession of the Premises and remove any persons or personal property by legal action or by self-help with the use of reasonable force and without liability for damages. Any such property removed may be stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

26. COSTS AND ATTORNEY’S FEES

If by reason of any default by one party to this Lease it becomes necessary for the other party to employ an attorney, the defaulting party shall pay the other party’s reasonable attorney’s fees and costs, including but not limited to giving notice of default.

27. HEIRS, SUCCESSORS, AGENTS, AND EMPLOYEES

Subject to the provisions of this Lease pertaining to assignment and subletting, the covenants and agreements of this Lease shall be binding upon the heirs, legal representatives, successors and assigns of the Landlord and Tenant. The terms “Landlord” and “Tenant” shall include their respective agents and employees.

28. HOLD-OVER

If Tenant, with Landlord’s consent, remains in possession of the Premises or any part thereof after the expiration of the Term, such occupancy shall be a tenancy from month to month upon all the provisions of this Lease except as to the length of the Term, and either party may terminate such month-to-month tenancy by giving the other party thirty days prior notice.

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29. SUBORDINATION

This Lease shall be subordinate to future mortgages, deeds of trust and other encumbrances placed on the Premises by Landlord, provided that the beneficiaries of such encumbrances shall execute a non-disturbance agreement reasonably acceptable to Tenant.

30. TENANT’S CERTIFICATE

30.1	Tenant shall at any time and from time to time without charge, and within ten days after Tenant’s receipt of written request therefore by Landlord, complete, execute and deliver to Landlord a written statement concerning the terms of this Lease, whether it is in full force and effect, and whether there exists any uncured default of either Landlord or Tenant.

30.2	If Landlord desires to finance, refinance, or sell the Premises or any part of the Premises, Tenant shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant as may be reasonably required by such lender or purchaser, including but not limited to Tenant’s financial statements for the past three years. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

31. PARTIAL INVALIDITY

If any provision of this Lease is found illegal or unenforceable, such provision will be deemed restated in accordance with Law, to reflect as nearly as possible the original intention of the Landlord and Tenant, and the remainder of this Lease will continue unaffected in full force and effect.

32. QUIET POSSESSION

Landlord represents and warrants that it is the owner of the Premises and has full right to lease the Premises to Tenant in accordance with the terms of this Lease. So long as Tenant is not in default under this Lease, Tenant shall have quiet possession of the Premises, subject to the terms and provisions of this Lease.

33. CONSTRUCTION

This Lease was prepared jointly by the Landlord and the Tenant, each having had access to advice of its own counsel, and not by either the Landlord or the Tenant to the exclusion of the other, and shall not be construed against one party or the other as a result of the manner in which this Lease was prepared, negotiated or executed.

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34. ENTIRETY AND AMENDMENT

This Lease and the Exhibits to this Lease constitute the entire agreement between the parties and supersede any prior or contemporaneous agreements, proposal, solicitation, terms and conditions, or representations of the parties affecting the same subject matter. No modification or amendment of this Lease shall be valid or effective unless evidenced by an agreement in writing signed by party to be bound.

35. CHOICE OF LAW AND FORUM

This Lease shall be governed, construed and interpreted in accordance with the laws of the State of Montana, without regard to principles of conflicts of law. All disputes arising out of this Lease will be subject to the exclusive jurisdiction of the United States District Court in the State of Montana, and each party hereby expressly consents to the personal jurisdiction of such court. If the United States District Court in the State of Montana lacks jurisdiction over any disputes arising out of this Lease, then such dispute will be subject to the exclusive jurisdiction of the Montana State District Court sitting in Yellowstone County, Montana, and each party hereby expressly consents to the personal jurisdiction of such court. Each party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Lease in those courts described in this Section 35, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

36. WAIVER OF JURY TRIAL

EACH PARTY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS LEASE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE AND ANY AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS LEASE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH OF THE PARTIES FOR ENTERING HEREINTO. EACH PARTY HEREBY WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS LEASE, OR ANY MATTER ARISING HEREUNDER OR THEREUNDER, WITH ANY PROCEEDING IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED.

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37. SURVIVAL OF INDEMNITIES

All obligations of Landlord and Tenant to indemnify the other, as set forth in this Lease, shall survive the expiration or sooner termination of this Lease.

38. EXHIBITS

The following exhibits are attached hereto and incorporated herein by reference:

EXHIBIT A – Premises

EXHIBIT B – Construction and Site Work

[Signatures follow on next page.]

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The Landlord and the Tenant have executed this Lease as of the Effective Date.

LANDLORD:

ROCKY MOUNTAIN POWER, LLC, known in Montana as Rocky Mountain Power – Hardin, LLC

By:
Name:	Kerri Langlais
Title:	Chief Financial Officer

Signature Page to Ground Lease

TENANT:

MARATHON PATENT GROUP, INC.

By:
Name:
Title:

Signature Page to Ground Lease

EXHIBIT A

PREMISES

Separately attached.

EXHIBIT B

CONSTRUCTION AND SITE WORK

Separately attached.

Execution Copy

DATA FACILITY SERVICES AGREEMENT

AMONG

LIEFERN LLC

AND

TWO POINT ONE, LLC

(“OPERATORS”)

AND

MARATHON PATENT GROUP, INC.

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ARTICLE 8 INDEMNIFICATION	12

8.1 Covered Events	12
8.2 Limitation on Indemnification	12
8.3 Procedure for Indemnification	12
8.4 No Consequential or Insured Damages	13
8.5 [Special Hazardous Materials Indemnification	14

ARTICLE 9 EVENTS OF DEFAULT; REMEDIES	14

9.1 Operator’s Events of Default	14
9.2 Marathon’s Remedies	15
9.3 Duties of Operators Upon Termination	15
9.4 Marathon’s Event of Default	15
9.5 Operator’s Remedies	16

ARTICLE 10 LIMITATION ON LIABILITY	17

10.1 Maximum Liability of Operator	17
10.2 Maximum Liability of Marathon	18

ARTICLE 11 INSURANCE	18

11.1 Operators Insurance Coverage	18
11.2 Additional Insureds	18
11.3 Subcontractors’ Insurance	18
11.4 Other Requirements	19
11.5 Marathon’s Insurance Coverage	19
11.6 Proof of Insurance	20
11.7 Form and Content of Insurance	20
11.8 Additional Requirements	20

ARTICLE 12 FORCE MAJEURE	21

12.1 Events Constituting Force Majeure	21
12.2 Notice	21
12.3 Reasonable Efforts	21

ARTICLE 13 DISPUTES	22

13.1 Dispute Resolution	22
13.2 Senior Executives	22
13.3 Litigation	22

ARTICLE 14 ASSIGNMENT	23

14.1 Assignment	23

ARTICLE 15 MISCELLANEOUS	23

15.1 Notices	23
15.2 Independent Contractor	24
15.3 Subcontractors	24
15.4 Entire Agreement	24
15.5 No Waiver	24
15.6 Severability	24
15.7 Governing Law; Jurisdiction of Courts	24
15.8 Further Assurances	24
15.9 Limitation	24
15.10 Survival of Representations and Warranties	25
15.11 Captions	25
15.12 Conflicting Provisions	25
15.13 Counterparts	25
15.14 Confidential and Proprietary Information.	25
15.15 Effective Date	25

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DATA FACILITY SERVICES AGREEMENT

This Data Facility Services Agreement (the “Agreement”) dated as of October 3, 2020 (the “Effective Date”) is made and entered into by and Marathon Patent Group, Inc., a Nevada corporation (“Marathon”), Liefern LLC, a Delaware limited liability company (“Beowulf OPCO”) and TWO POINT ONE, LLC, a Delaware limited liability company (“2P1” and, together with Beowulf OPCO, “Operators” and each, a “Operator”) and Marathon Patent Group, Inc., a Nevada corporation (“Marathon”). Each of Marathon and each Operator may be hereinafter referred to individually as a “Party,” and collectively, as the “Parties.”

WITNESSETH:

WHEREAS, Marathon is having developed for it and will own a data center facility of up to 100-megawatts at the Hardin Generating Station in Hardin, MT (the “Facility”);

AND WHEREAS, beginning on the Effective Date Marathon desires Operators to provide operating and maintenance services for Marathon’s Facility, in accordance with the terms and conditions of this Agreement, and Operators desire to provide to Marathon such Services.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

ARTICLE 1
THE AGREEMENT

1.1     Purpose. The purpose of this Agreement is to define the terms under which Operators shall operate and maintain the Facility for Marathon.

1.2 Contract Documents. The following Appendices are either attached to or incorporated into this Agreement by reference:

Appendix A Definitions

Appendix B Site

1.3 Timely Approval. If upon due notice from Operators, Marathon shall fail to timely approve or disapprove of matters requiring Approval, Operators shall continue to operate the Facility in accordance with Section 2.2, resolving such matters requiring Approval in a manner consistent with Prudent Engineering and Operating Practices until receiving written instructions from Marathon to the contrary.

ARTICLE 2
ENGAGEMENT OF OPERATOR

2.1   Engagement of Operators. Marathon hereby engages Operators and Operators accept such engagement to provide or make available operation and maintenance services and to perform or cause to be performed the Services (as hereinafter defined), all on the terms and conditions and as more fully described in this Agreement.

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2.2   Beowulf OPCO Agency. Under the terms and subject to the conditions and limitations on authority set forth in this Agreement, Marathon hereby appoints Beowulf OPCO as agent for Marathon, with effect from and after the Effective Date and continuing until the expiration or termination of this Agreement, and Beowulf OPCO accepts such appointment. Beowulf OPCO shall have such authority as may be necessary for it to perform the Services under and pursuant to this Agreement, including without limitation the authority to take actions and execute documents in the name (and as agent on behalf) of Marathon, subject, in all instances, to the limitations on Marathon’s authority set forth in this Agreement and the specific written instructions of Marathon from time to time. In the event it is necessary for Beowulf OPCO to communicate with any counterparty to any of the material agreements between Marathon and certain counterparties in relation to the Facility in connection with provision of the Services, Marathon will notify such counterparty that, as of the Effective Date, Beowulf OPCO is, and will be until the expiration or termination of this Agreement, acting as agent of Marathon under and in connection with such agreements, and not in Beowulf OPCO’s individual capacity. Beowulf OPCO may, if it reasonably deems it to be necessary to determine whether an action required by Beowulf OPCO falls within its specific authority, request written instructions from Marathon within a reasonable period, but not less than five (5) business days before the need to take such action and may defer action pending the receipt of such written instructions. Actions taken by Beowulf OPCO, its officers, employees and representatives in accordance with any such written instructions of Marathon, or failure to act pending the receipt of such written instructions, shall be deemed to be conducted within the scope of Beowulf OPCO’s authority under this Agreement.

2.3   Limitations on Authority. The authority granted to Beowulf OPCO in Section 2.2 is expressly limited by the provisions of this Section 2.3 and Section 2.4. In furtherance of the foregoing, each of Beowulf OPCO, as agent for Marathon or otherwise and 2P1 shall not and shall cause their respective Affiliates, agents, employees, representatives and contractors not to, without the prior written approval of Marathon, take any of the following actions with respect to the Facility:

(i) Disposition of Assets. Sell, lease, pledge, mortgage, convey, license, exchange or otherwise transfer or dispose of any property or assets;

(ii) Contracts. Make, enter, execute, amend, modify or supplement any Material Project Agreement or any other contract or agreement on behalf of or in the name of Marathon or any Affiliate thereof;

(iii) Expenditures. Make, incur or commit to any expenditure greater than $30,000, except as the result of the Parties’ respective obligations hereunder in the event of Emergency or Force Majeure undertaken in compliance with Section 2.8.2.3 or Article 12, as applicable;

(iv) Borrowing. Borrow any money; utilize any property or assets as security for any loans; obligate Marathon or any Affiliate thereof as guarantor, endorser, surety or accommodation party; or otherwise pledge the credit of Marathon or any Affiliate thereof in any way;

(v) Loans. Lend any money, or extend any credit;

(vi) Exercising Discretionary Rights under Agreements. Take any material discretionary actions under any material agreement to which Marathon is a party related to the Facility, including (i) exercise or waiver of any remedy or taking of any non-routine action, (ii) amend, modify, terminate, renew, extend or supersede any such agreement, (iii) assess or settle any claim for liquidated damages or other damages under any such agreement, or (iv) assert or make any claim for indemnification or insurance coverage under any such agreement;

(vii) Change Orders. Execute any change orders (or other similar documents or requests) under any material agreement to which Marathon is a party related to the Facility;

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(viii) Lawsuits and Settlements. Settle, compromise, assign, pledge, transfer, release or consent to do the same, with respect to any claim, suit, debt, demand or judgment against, or due from or by, Marathon or any Affiliate thereof, or submit any such claim, dispute or controversy to arbitration or judicial process, or stipulation thereof to a judgment, or a consent to do the same; or

(ix) Violations of Agreements and Laws. Take any action or fail to take any action that would constitute a violation, default or breach under or in connection with any material agreement to which Marathon is a party related to the Facility or any Applicable Laws.

2.4   Retention of Control by Marathon. Notwithstanding anything in this Agreement to the contrary, Marathon and each Operator expressly acknowledge and agree that Marathon retains ultimate decision-making authority relating to the operation of the Facility, which authority may be exercised by Marathon in its discretion and by specific written direction to Operators or either Operator; provided, however, that the foregoing provisions of this Section 2.4 shall not, in the absence of any such specific direction, be deemed to affect any actions taken or not taken by Operators in the performance of the Services otherwise in compliance with the terms hereof and subject to the limitations set forth herein.

2.5 General Operational Goals. Subject to Section 2.3, Operators shall perform the Services or cause the Services to be performed in such manner so as to (a) maximize the Facility’s Income, (b) minimize Facility downtime and disruption, (c) comply with the requirements of Applicable Laws, and (d) minimize expenses and liabilities. If from time to time in connection with the provision of Services Operators determines there to be any material conflict in achieving the goals set forth in this Section 2.5, Operators shall notify Marathon thereof and proceed to perform such Services or cause such Services to be performed as reasonably directed by Marathon. Except as provided in Section 1.3, absent sufficient time to notify Marathon in cases of an Emergency, or absent timely directions from Marathon after notification of Marathon, Operators shall resolve all such conflicts or cause all such conflicts to be resolved in a manner consistent with Prudent Engineering and Operating Practices and the provisions of this Section 2.5.

2.6   Standards for Performance of Services. Throughout the Term of this Agreement, Operators shall perform its obligations in accordance with Prudent Engineering and Operating Practices.

2.7 Services. Operators shall provide or cause to be provided to Marathon Services during the Term in accordance with the terms of this Agreement. It is expected that Operators will perform all work or cause all work to be performed, obtain all Permits, licenses and certifications or cause all Permits, licenses and certifications to be obtained as are necessary for Operators to perform the Services or cause the Services to be performed and provide or cause to be provided reasonable support and assistance (including the provision of information) for Marathon to perform its obligations hereunder.

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2.8 General Operation Services. Operators shall perform or cause to be performed the following services during the Term as set forth in this Section 2.8. Operators shall operate and maintain the Facility or cause the Facility to be operated and maintained in accordance with Prudent Engineering and Operating Practices, the general operating goals set out in Section 2.5, and the provisions of this Agreement and the annexes thereto. Operators shall, in fulfilling their operation and maintenance obligations hereunder, perform and supervise or cause to be performed and supervised any and all operation, maintenance, and repair Services (including, without limitation, the Services in this Section 2.8) necessary and prudent in order to safely, dependably and efficiently operate, maintain and repair the Facility consistent with Prudent Engineering and Operating Practices, the provisions of Article 2 hereof and any other provisions of this Agreement.

2.8.1 Administrative Services. Throughout the Term, Operators shall be responsible for the administration of all activities required to carry out the Services except for those activities stated in Article 3 as Marathon’s duties. Operators’ responsibilities include, but are not limited to, the following:

2.8.1.1 Personnel. Operators shall provide and make available all such labor, and professional, supervisory, and managerial personnel as are required to perform the Services, except for such labor, professional, supervisory and managerial personnel to be provided by Marathon pursuant to Section 3.2.1 hereof, which personnel Operators shall supervise.

2.8.1.2 Licenses and Permits. Operators shall assist Marathon in securing and maintaining Permits required to be obtained by Marathon for the ownership or operation of the Facility. Operators shall comply with all Permits required for the operation or maintenance of the Facility. Copies of all such applicable Permits, licenses and other governmental approvals shall be retained by Operators at the Facility with the originals being forwarded to Marathon. Operators shall secure and maintain all Permits necessary for Operators to perform the Services.

2.8.1.3 Reporting. Operators shall submit after the Effective Date, monthly reports on the status, operation, and maintenance of the Facility (each, a “Monthly Report”). The format of each report shall be as heretofore agreed upon by and Marathon. The Monthly Report shall be provided to Marathon ten (10) Business Days after the end of each month covered by the Monthly Report.

2.8.2 Operation. Operators shall operate the Facility or cause the Facility to be operated in accordance with Prudent Engineering and Operating Practices, and in accordance with the provisions of this Agreement. Operators acknowledge that certain limitations on operations are imposed by the Permits for the Facility, and Operators shall operate or cause the operation of the Facility at all times in compliance therewith, and the other provisions of this Agreement.

2.8.2.1 Training. Operators shall be responsible for training or overseeing the training of all personnel employed by Operators pursuant to 2.8.1.1. and Marathon pursuant to Section 3.2.1 to operate the Facility in accordance with Prudent Engineering and Operating Practices and this Agreement. Such training shall be performed in accordance with Operator’s regular training procedures and shall be sufficient to enable any new personnel to operate the Facility in accordance with Prudent Engineering and Operating Practices and as required by Permits and Applicable Laws.

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2.8.2.2 Safety and Security. Operators shall implement appropriate safety and security procedures for the Facility and ensure that such procedures are followed at all times consistent with Prudent Engineering and Operating Practices and shall conduct operations at the Facility in such a manner as to minimize the risk of bodily harm to persons or damage to property. Without limiting the generality of the foregoing, Operators shall throughout the Term:

a)	Meet all laws, rules, regulations and Permit requirements, including, without limitation, all Environmental Laws, pertaining to Hazardous Materials, including, without limitation, posting, manifesting, labeling, handling, storing, treating, disposal, transportation and notifications of Hazardous Materials;
b)	Maintain or supervise the maintenance of a visitors’ log at the Facility; and
c)	Establish and maintain reasonable security precautions and programs to protect the Facility against vandalism, theft, arson, or other similar actions; provided that, except in the case of an Emergency, all such precautions and programs shall be subject to Marathon’s prior Approval.

2.8.2.3 Emergencies. In the event of any Emergency involving the Facility endangering life or property, Operators shall take such action or cause such action to be taken as may be reasonable and necessary to prevent, avoid, or mitigate injury, damage, or loss, or to comply with Applicable Laws and shall, as soon as practicable, report any such incident, including Operators’ response thereto, to Marathon and to the appropriate Government Authority to the extent required under any Applicable Laws.

2.8.2.4 Access and Inspection. Operators shall ensure that all areas of the Facility will be open to Marathon and its subsidiaries during normal business hours for inspection and review of operations and maintenance practices upon reasonable prior notice during normal business hours. Any such access or inspection shall be carried out in the presence of the Facility Manager or his designee and shall be conducted so as not to materially interfere with Operators’ activities at the Facility.

2.8.2.5 Applicable Laws. Operators shall perform its obligations and duties under this Agreement and shall operate and maintain the Facility or cause the Facility to be operated and maintained in compliance with all Applicable Laws. Operators must make available and shall post in the Facility any Operator’s licenses held by Facility personnel and any permit provided to or by Operators or Marathon.

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2.8.2.6 Warranties. Operators shall obtain or cause to be obtained from Subcontractors and vendors all normal and customary warranties given by such Subcontractors and vendors and shall include in its contractual arrangements with its Subcontractors and vendors provisions that such warranties are for the benefit of Marathon as well as Operators and are directly enforceable by Marathon and its assignees. Operators shall administer or cause to be administered any warranties provided by the original equipment manufacturers and Subcontractors, to the extent still in effect, and shall enforce all such warranties for the benefit of Marathon and as Marathon’s agent for this limited purpose.

2.8.2.7   Contracts; Terms and Conditions; Purchase Orders. Notwithstanding anything to the contrary in this Agreement, Marathon and Operators agree that from time to time Marathon or Marathon’s subsidiaries may directly enter into contracts, agreements, purchase orders or general terms and conditions with third parties relating to the Facility. In such cases, Operators will schedule and oversee such activities on behalf of Marathon but will not itself undertake or be responsible for the maintenance or work performed by the third-party. Operators shall administer and shall enforce the provisions of all contracts, agreements, purchase orders or general terms and conditions entered into by Marathon, Marathon’s subsidiaries or Operators with respect to the operation and management of the Facility.

2.8.2.8 Premises, Roads and Easements. Operators shall maintain the Premises or cause the Premises to be maintained in a clean and presentable manner, including all grounds and landscaping.

2.8.2.9 Books and Records. Books and records (including all data, information and documents) relating to the Facility shall be maintained or caused to be maintained by Operators and will be available for inspection, copying and audit by Marathon (or its representatives or designees) during normal business hours. Operators will cause books and records relating to the Facility to be maintained in accordance with the requirements of all material agreements related to the Facility and, with respect to financial records, in accordance with United States generally accepted accounting principles. Operators will retain such records in a place reasonably believed to be safe and secure and in a proper manner in accordance with Marathon’s record retention policy. All such books and records relating to the Facility shall be the exclusive property of Marathon.

2.9 Asset Management Services. Beowulf OPCO shall provide or make available, directly or through one or more of its Affiliates, asset management services to Marathon as shall reasonably be required from time to time, including the following:

(i)    General day-to-day oversight;

(ii) General accounting services;

(iii)      Financial reporting and external audit facilitation;

(iv)       Assistance with negotiation and procurement of insurance respecting the Facility; and

(v) Financial budgeting.

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2.10    Project Planning, Implementation and Post-Implementation Services.

2.10.1.1 Operators shall perform the following Services during Marathon’s planning for development of the Facility:

(i)    2P1 will provide estimation and forecasting services for miner operations and expert analysis of cooling systems; and

(ii) Beowulf OPCO will provide design support for site layout and power delivery; design support for containers, facilities, and storage; and networking and cable management review.

2.10.1.2 Operators shall perform the following Services during Marathon’s implementation of development the Facility:

(i)    2P1 will provide:

a)	Support during prototype container development;
b)	Consulting during initial miner configurations;
c)	Testing and evaluation of mining networking;
d)	Pool setup and worker configuration;
e)	Wallet setup and testing; and
f)	Design monitoring dashboards and data collection system.

(ii) Beowulf OPCO will provide:

a)	On site project support for deployment events (Phased rollouts, network configurations, monitoring systems); and
b)	Firmware / authentication software support.

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2.10.1.3 Operators shall perform the following Services after the Facility is operational:

(i)    2P1 will provide:

a)	Configuration tuning / remote management;
b)	Miner alert management (downtime, temperature issues, errors, communication issues)
c)	Pool tuning, miner reconfigurations, worker management; and
d)	Wallet rotations and security.

(ii) Beowulf OPCO will provide:

a)	Network monitoring support;
b)	Consulting for support and maintenance of equipment;
c)	Sourcing and strategic relationships;
d)	Site reliability support; and
e)	Site security.

ARTICLE 3
MARATHON’S DUTIES

3.1   General Responsibilities. Marathon’s responsibilities shall be as set forth throughout this Agreement and shall be met in a timely and complete manner.

3.2 Marathon to Provide. Marathon shall furnish to Operators the information, services, materials, certain Facility personnel and other items described below. All such items shall be made available at such times and in such manner as may be required for the expeditious and orderly performance of Services by Operators. Marathon makes no warranty as to the fitness of material prepared by others or as to its accuracy. Nothing in this Section 3.2 shall be deemed to apply to or dilute in any manner any warranties provided or to be provided by any vendor or manufacturer of equipment, materials or services relating to the Facility.

3.2.1 Personnel. Marathon shall provide and make available, under the supervision of the Operators, all labor, and professional, supervisory, and managerial personnel employed by Marathon or its subsidiaries for the Facility.

3.2.2      Facility. The Facility include all work and materials that are existing at the Effective Date and all applicable manufacturers’ contracts with such additions and deletions as have been made thereto as of the Effective Date.

3.2.3   Transfer of Custody. During the Term of this Agreement, Marathon shall provide Operators access to the Facility and any appurtenances thereto, together with the rights of ingress and egress thereto as necessary for Operators to perform the Services hereunder.

3.2.4 Marathon’s Approval. Marathon shall designate a single individual from whom Operators will receive directions on behalf of Marathon and to whom requests requiring Marathon Approval will be directed. Such individual may be replaced temporarily or permanently upon written notice from Marathon.

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3.3   Marathon’s Insurance. Marathon shall, by the Effective Date, obtain and maintain the insurance required to be obtained and maintained by Marathon pursuant to Article 11.

3.4 Permits. Marathon shall be responsible for obtaining, maintaining and renewing all Permits necessary for: (i) it to do business in the jurisdictions in which the Facility and Site are located and (ii) it to own, operate and maintain the Facility and the Premises. Such Permits shall not be deemed to include those Permits required to be obtained and maintained by Operators in order to perform the Services hereunder.

3.5 Compliance with Applicable Laws. Marathon shall comply with Applicable Laws in fulfilling its obligations under this Agreement.

ARTICLE 4
PRICE, PAYMENT TERMS AND INVOICES

4.1 Compensation and Payment Terms. Compensation to paid by Marathon to the Operators shall be as follows:

(a)	Simultaneously with the execution of this Agreement, Marathon will issue 3,000,000 shares of common stock of Marathon to each of Beowulf OPCO, or its designee, and 2P1, or its designee (collectively, the “Initial Management Fee”).
(b)	Once the Facility has utilized 30MW of load, Beowulf OPCO will receive 150,000 shares of common stock of Marathon; once the Facility has utilized 60MW of load, Beowulf OPCO will receive 150,000 shares of common stock of Marathon; and once the Facility has utilized 100MW of load, Beowulf OPCO will receive 200,000 shares of common stock of Marathon (each, an “Incremental Management Fee”, and collectively, the “Incremental Management Fees”, and together with the Initial Management Fee, the “Management Fees”).
(c)	Marathon shall pay Beowulf OPCO a monthly payment of at $0.006 per kwH of Contract Energy (as defined in the PPA), as adjusted, (the “Services Price”), which shall be calculated by multiplying the Services Price by the amount of Contract Energy delivered to Purchaser at the Points of Delivery in such Month under the PPA (such payment, the “Services Payment”). Commencing on the date which is five (5) years after the Effective Date, and each subsequent anniversary of the Effective Date thereafter during the Term, the Services Price will automatically increase by two percent (2%).

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4.2 Billing .

(a)	On or about the fifth (5th) Business Day of each Month, Beowulf OPCO shall submit to Marathon an invoice for the prior Month (the “Monthly Invoice”) setting forth (a) the quantity of Contract Energy delivered to Marathon in such Month under the PPA, if any and (b) the Services Payment for such Month.
(b)	Each Monthly Invoice shall, subject to Section 4.2(b), be due and payable on or before the fifteenth (15th) Day after the date such Monthly Invoice was sent to Marathon. Payment shall be made by wire transfer in immediately available funds to a bank account specified by Seller in the Monthly Invoice.
(c)	If Marathon, in good faith, disputes any amount due pursuant to a Monthly Invoice, Marathon shall pay the undisputed portion of such Monthly Invoice on or before the due date and notify Beowulf OPCO in writing in reasonable detail of the specific basis for such dispute. Any such notice shall be provided within thirty (30) Days after the date of the statement in which the disputed amount first appeared. The Parties shall resolve the dispute in accordance with Article 13. If any amount disputed by Marathon is determined not to have been due to Beowulf OPCO, such amount shall be reimbursed to Marathon within ten (10) Business Days after such determination or resolution, along with interest accrued at the Interest Rate from the original date due until the date reimbursed.
(d)	Undisputed amounts not paid when due shall accrue interest from and including the due date, to and excluding the date of payment, at the Interest Rate.

ARTICLE 5
TERM AND TERMINATION

5.1    Term of Agreement Subject to the provisions of this Article, this Agreement shall begin on the Effective Date and shall continue in effect until the fifth anniversary of the Effective Date, or September 30, 2025, subject to renewal pursuant to Section 5.3 below (the “Term”).

5.2 Automatic Renewal; Renewal Option. The Term of this Agreement will be automatically extended under the same terms and conditions set forth in this Agreement for successive additional periods of one (1) year each, unless, at least one hundred and eighty (180) days prior to the end of the then current Term’s expiration, either Party notifies the other Party in writing that it elects to terminate this Agreement; provided however that the Term of this Agreement shall not extend beyond the term of the PPA.

ARTICLE 6
REPRESENTATION AND WARRANTIES OF OPERATORS

6.1 General Representation. Each Operator represents and warrants to Marathon that on the Effective Date:

6.1.1      Existence. Operator is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Operator has the corporate power to carry on its business as now conducted, is duly qualified to conduct business in every jurisdiction in which its activities require such qualification, including Montana, and has the requisite legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

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6.1.2   No Conflict. The execution and delivery of this Agreement by Operator and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of formation or operating agreement of Operator, or any statute, judgment, order, injunction, decree, regulation or ruling of any court or Governmental Authority to which Operator is subject or of any agreement, contract or commitment to which Operator is a party or requires the consent or approval of any Person.

6.1.3      Violation of Law. To the knowledge of Operator, Operator is not in violation of any Applicable Law, statute, order, rule or regulation promulgated or judgment entered by any federal, state, local or Governmental Authority which violations, individually or in the aggregate, would materially and adversely affect Operator’s performance of its obligations under this Agreement.

6.1.4   Suits. Operator is not a party to any legal, administrative, arbitration, or other proceeding, or, to Operator’s knowledge, is such a proceeding threatened, which, if decided adversely to Operator, would materially and adversely affect Operator’s ability to perform under this Agreement.

6.1.5   Authorization. The execution, delivery and performance of this Agreement by Operator has been duly and validly authorized by Operator.

6.1.6   Experience. Operator is experienced and competent to undertake the responsibilities herein and is in the business of operating and maintaining data center facilities similar to the Facility.

ARTICLE 7
REPRESENTATION AND WARRANTIES OF MARATHON

7.1 General Representation. Marathon represents and warrants to Operators that on the Effective Date:

7.1.1      Existence. Marathon is a corporation company duly incorporated and validly existing under the laws of the State of Delaware and has the necessary power to carry on its business as now conducted and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

7.1.2   No Conflict. The execution and delivery of this Agreement by Marathon and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of or constitute a default under any of the terms, conditions or provision of the certificate of formation or limited liability agreement of Marathon, or any statute, judgment, order, injunction, decree, regulation or ruling of any court or Governmental Authority to which Marathon is subject or of any agreement, contract or commitment to which Marathon is a party or require the consent or approval of any Person.

7.1.3   Violation of Law. To the knowledge of Marathon, Marathon is not in violation of any Applicable Law, statute, order, rule or regulation promulgated or judgment entered by any federal, state, local or Governmental Authority which violations, individually or in the aggregate, would materially and adversely affect Marathon’s performance of its obligations under this Agreement.

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7.1.4   Suits. Marathon is not a party to any legal, administrative, arbitration, or other proceeding, or, to Marathon’s knowledge, is such a proceeding threatened, which, if decided adversely to Marathon, would materially and adversely affect Marathon’s ability to perform under this Agreement.

7.1.5   Authorization. The execution, delivery and performance of this Agreement by Marathon has been duly and validly authorized by Marathon.

ARTICLE 8
INDEMNIFICATION

8.1 Covered Events.

8.1.1      Indemnity by Operators. Subject to the provisions of this Article 8, each Operators agrees, severally, not jointly, to indemnify, defend, save and hold harmless Marathon, its Affiliates, and their respective officers and directors from and against all loss, cost or expense, liabilities, penalties, damages, including reasonable attorney’s fees, arising from (i) any untruth of any representation or warranty of Operators herein, (ii) with respect to claims by third parties relating to the Facility, arising from any negligent acts or omissions of Operator, (iii) willful misconduct of Operator, (iv) bad faith of Operator, (v) any negligent acts or omissions of any Subcontractor or employee of Operator, or (vi) any breach by Operators of the terms and conditions of this Agreement.

8.1.2 Indemnity by Marathon. Subject to the provisions of this Article 8, Marathon agrees to indemnify, defend, save and hold harmless each Operator, its Affiliates, and their respective officers and directors from all loss, cost or expense, liabilities, penalties, damages, including reasonable attorney’s fees, arising from (i) any untruth of any representation or warranty of Marathon herein, (ii) with respect to claims by third parties relating to the Facility, arising from negligent acts or omissions of Marathon, (iii) willful misconduct of Marathon; (iv) bad faith of Marathon; (v) any negligent acts or omissions of any subcontractor or employee of Marathon, or (vi) or breach by Marathon of the terms and conditions of this Agreement.

8.2 Limitation on Indemnification.

8.2.1   Marathon Concurrence. In no event shall any Operators be required to indemnify Marathon with respect to acts taken or not taken by Operators at the direction of Marathon provided that any such action by such Operators be carried out in a manner not involving negligence, willful misconduct, or bad faith.

8.2.2   No Third Party Beneficiary. The indemnification provided for in this Article 8 is solely for the benefit of Operators, Marathon and their respective Affiliates and may be enforced only by Operators, Marathon and such Affiliates or its permitted assignees.

8.2.3      No Subrogation. Operators and Marathon each agrees to cause its insurance carrier to waive their rights of subrogation with respect to any indemnity claim otherwise available hereunder except with respect to workers’ compensation and employer’s liability policies.

8.2.4   Operators Limitation of Indemnification for Amounts in Excess of Insurance Proceeds. Operators’ indemnification obligations hereunder, to the extent of amounts exceeding the amount of any applicable insurance proceeds, shall not exceed one hundred thousand dollars ($100,000).

8.3 Procedure for Indemnification. The obligations of a Party seeking indemnification under this Article 8 shall be subject to the following conditions:

8.3.1      If any third person asserts a claim against a Party (the “Indemnified Party”) entitled to indemnification under Section 8.1 of such a nature for which the Indemnified Party will expect indemnification from the other Party hereunder (the “Indemnifying Party”), or if a Party desires to assert a claim against another Party for which it will expect indemnification hereunder, the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party;

8.3.2   Any claim in respect of which indemnification hereunder is sought must be in writing (i) as to claims made by an Indemnified Party for its own account, within one hundred twenty (120) days from the date such Indemnified Party has or should have had knowledge that an indemnifiable event has occurred, and (ii) as to claims made by third persons against an Indemnified Party for which an Indemnifying Party is asserted to be liable under the provisions hereof, within the lesser of (i) thirty (30) days from the date such third party claim is first made and (ii) one half of the applicable time limit for within which a response to such claim must be filed or served;

8.3.3   In the event that the Indemnifying Party accepts the Indemnified Party’s claim for indemnification, with respect to third parties the Indemnifying Party shall have control of the defense thereof, the right to select counsel, and the right to settle the claim; except for situations where there is a conflict of interest between the Indemnifying Party and the Indemnified Party, in which case the Indemnifying Party shall have the right to participate in the defense of the claim through independent counsel and the matter shall not be settled in a manner adversely affecting the interest of the Indemnifying Party without the Indemnifying Party’s prior written consent.

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8.3.4   In the event that the Indemnifying Party disputes the Indemnified Party’s right to indemnity or accepts the Indemnified Party’s right to indemnity only in part, the Indemnifying Party shall have the right to participate in the defense of the claim and, with respect to that portion of the claim for which the Indemnifying Party has accepted its indemnification obligations hereunder, the matter shall not be settled in a manner adversely affecting the interest of the Indemnifying Party without the Indemnifying Party’s prior written consent.

8.4 No Consequential or Insured Damages. Notwithstanding any provision contained in this Agreement to the contrary, neither Party nor its shareholders, officers, directors, principals, agents, contractors, subcontractors, vendors, employees or related or affiliated entities shall be liable to the other hereunder for any punitive, consequential, special, incidental loss or damage, including cost of capital, loss of goodwill, loss of revenue, increased operating costs or for damages reimbursed to the Indemnified Party by insurance. The Parties further agree that the waivers and the disclaimers of liability, indemnities, releases from liability and limitations on liability expressed in this Agreement shall survive the termination or expiration and shall apply (whether in contract, equity, tort, statute or otherwise) even in the event of the fault, negligence (including the sole negligence), strict liability or breach of warranty of the Party indemnified, released or whose liabilities are limited, and shall extend to the officers, directors, principals, agents, contractors, subcontractors, vendors, employees or related or affiliated entities of such Party. The Parties hereto have agreed that liability for damages or loss of tangible property of Marathon or Operators shall be limited to amounts in excess of available insurance proceeds.

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8.5 Special Hazardous Materials Indemnification.

8.5.1      Marathon shall indemnify, defend and hold harmless Operators, its Affiliates, and each of their respective officers, directors, shareholders and employees for, from and against any and all claims, demands, actions, causes of action, fines, penalties, suits, liability, losses, costs (including reasonable attorneys’ fees and expenses) and damages arising from or relating to the presence of Hazardous Material other than Hazardous Materials brought by Operators into the Facility or onto the Premises including Hazardous Materials furnished, used, applied or stored in a Facility or at the Premises by Operators or any Subcontractor or emanating from a Facility or the Premises as a result of the performance of the Services.

8.5.2   Operators shall indemnify, defend and hold harmless, severally, not jointly, Marathon, its Affiliates, and each of their respective officers, directors, shareholders and employees for, from and against any and all claims, demands, actions, fines, penalties, suits, liability, losses, costs (including reasonable attorneys’ fees and expenses) and damages arising from or relating to the presence of any Hazardous Materials in a Facility or on the Premises, to the extent such claims, demands, actions, causes of action, fines, penalties, suits, liabilities, losses, costs and damages are attributable to Hazardous Materials brought by such Operator in the Facility or onto the Premises including Hazardous Materials furnished, used, applied or stored in a Facility or at the Premises by such Operator or any Subcontractors or emanating from a Facility or the Premises as a result of the performance of the Services.

8.5.3   The foregoing shall not be construed to limit either Party’s right to bring a cause of action against the other Party for breach of any provision of the Agreement.

ARTICLE 9

EVENTS OF DEFAULT; REMEDIES

9.1 Operator’s Events of Default. An “Operator’s Event of Default” shall mean:

9.1.1 Breach. Failure in the due observance or performance of any of the material obligations, covenants or agreements of such Operator set forth in this Agreement which failure is not cured within thirty (30) days after written notice thereof by Marathon to such Operator or, if the nature of the failure is such that the same cannot be cured within thirty (30) days or such Operator contests the same in good faith in accordance with Article 13, such Operator has commenced and is diligently pursuing such cure or contest and, in the case of cure, completes such cure within ninety (90) days after said written notice; or

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9.1.2 Insolvency Event. An Insolvency Event occurs in relation to such Operator. “Insolvency Event” means any of the following:

(i)    any meeting of creditors of such Person being held or any arrangement or composition with or for the benefit of its creditors being proposed or entered by or in relation to such Person; or

(ii) a supervisor, receiver, administrator, administrative receiver or other encumbrance taking possession of or being appointed over any distress, execution or other process being levied or enforced and not being discharged within thirty days upon the whole or any substantial part of the assets of such Person; or

(iii)      such Person’s ceasing or threatening to cease to carry on business or being or becoming unable to pay its debts within as they fall due;

(iv)       or a petition being presented or a meeting being convened by such Person for the purpose of considering a resolution for the making of an administration order, the winding up, or dissolution of such Person; or

(v) any event analogous to any of the foregoing occurring in any jurisdiction.

9.2 Marathon’s Remedies. Upon the occurrence of an Operator’s Event of Default, Marathon shall have the right (without prejudice to any other right Marathon may have) to exercise all or any of the following powers:

9.2.1      Remedies at Law or Equity. Pursue, concurrently or separately, all remedies available at law, at equity, in bankruptcy or in other appropriate proceedings, including bringing an action or actions from time to time for recovery of amounts due and unpaid by the defaulting Party, and/or for damages and expenses resulting from Operator’s Event of Default, which shall include all costs and expenses reasonably incurred in the exercise of its remedy (including reasonable attorney’s fees); and

9.2.2   Termination. Marathon may terminate this Agreement by notice in writing to Operators on or at any time after the occurrence of an Operator’s Event of Default which has not otherwise been cured as provided for under this Agreement.

9.3 Duties of Operators Upon Termination. Upon termination of this Agreement by Marathon pursuant to this Article 9:

9.3.1      Continuity of Operation. Operators shall, if required by Marathon, continue to perform its obligations under this Agreement for a period specified by Marathon (but not exceeding one-hundred eighty (180) days from the effective date of the termination) while the successor to Operator(s) is being installed. During any such period, Operators shall continue to act in all respects in accordance with this Agreement as if the same had not been terminated.

9.3.2      Contract Extension. In the event this Agreement shall be continued pursuant to subsection 9.3.1, this Agreement shall continue in full force and effect until the first to occur of (a) the date upon which a new Operator agreeable to Marathon shall have been engaged and trained, or (b) one hundred eighty (180) days from the effective date of the termination of the Agreement as referenced in the termination notice in subsection 9.2.2.

9.3.3      Facility Records and Property to Marathon. Operators shall transfer, assign or otherwise make available to Marathon all property, drawings, files, warranties, subcontracts, and all Facility records, including personnel records related to the Facility or related to the Services provided hereunder. All Facility records and documents related in any way to the operations of the Facility, at all times during the term of the Agreement and after its termination, shall be the property of Marathon.

9.3.4   Cooperate with Marathon. Operators will cooperate with Marathon, in the event of Marathon termination hereunder, to assist Marathon in hiring employees of Operators assigned to work at the Facility on a full-time basis.

9.4 Marathon’s Event of Default. “Marathon’s Event of Default” shall mean:

9.4.1      Failure to Pay. Failure to pay any sum when due under this Agreement which failure has not been cured within thirty (30) Days after written notice thereof by Operators to Marathon;

9.4.2   Other Breach. Failure (other than that described in subsection 9.4.1) in the due observance or performance of any of the material obligations, covenants or agreements of Marathon set forth in this Agreement which failure is not cured within thirty (30) days after written notice thereof by Operators to Marathon, or, if the nature of the failure is such that the same cannot be cured within thirty (30) days, or Marathon contests the same in good faith, Marathon has commenced and is diligently pursuing such cure or contest and, in the case of cure, completes such cure within six (6) months after said written notice; or

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9.4.3 Insolvency Event. An Insolvency Event occurs in relation to Marathon. “Insolvency Event” means any of the following:

(i)    any meeting of creditors of such Person being held or any arrangement or composition with or for the benefit of its creditors being proposed or entered into by or in relation to such Person; or

(ii) a supervisor, receiver, administrator, administrative receiver or other encumbrance taking possession of or being appointed over any distress, execution or other process being levied or enforced and not being discharged within thirty days upon the whole or any substantial part of the assets of such Person; or

(iii)      such Person’s ceasing or threatening to cease to carry on business or being or becoming unable to pay its debts within as they fall due; or

(iv)       a petition being presented or a meeting being convened by such Person for the purpose of considering a resolution for the making of an administration order, the winding up, or dissolution of such Person; or

(v) any event analogous to any of the foregoing occurring in any jurisdiction.

9.5 Operator’s Remedies. Upon the occurrence of Marathon’s Event of Default, Operators shall have the right (without prejudice to any other right Operators may have) to exercise all or any of the following powers:

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9.5.1 Remedies at Law or Equity. Pursue, concurrently or separately, all remedies available at law, at equity, in bankruptcy or in other appropriate proceedings, including bringing an action or actions from time to time for recovery of amounts due and unpaid by the defaulting Party and/or for damages and expenses resulting from Marathon’s Event of Default which shall include all costs and expenses reasonably incurred in the exercise of its remedy (including reasonable attorney’s fees); and

9.5.2   Cease Work. Upon written notice to Marathon of the occurrence of an uncured Marathon Event of Default under Section 9.4.1 for which prior notice has been given, cease all or a part of the performance of the Services under this Agreement provided that the same is done in a manner as not to endanger people or property, including the Facility, or the environment.

9.5.3      Termination. Terminate this Agreement by delivery of a notice to Marathon declaring termination, provided, however, that if Marathon’s Event of Default is limited to failure to pay money when due, this Agreement shall not terminate for thirty (30) days after the expiry of such notice and then only if the failure to pay money when due has not been cured.

9.5.4   Transfer of Operator’s Responsibilities. Immediately before the date on which termination of this Agreement becomes effective, whether pursuant to Section 9.2.2 or Section 9.5.3:

(i)    Operators shall provide its reasonable assistance to Marathon and the successor of Operator to transfer the operation and maintenance of the Facility to the successor of Operators in order to prevent, limit or mitigate any harm or disruption to the normal operation and maintenance of the Facility and the business of Marathon;

(ii) Operators shall further use its reasonable efforts to transfer to the successor of Operator, effective as of the date on which termination of this Agreement becomes effective pursuant to Section 9.2.2 or Section 9.5.3, its rights as Operator under all contracts entered into in the performance of its obligations under this Agreement; and

(iii)      Pending such transfer and in relation to all other contracts relating to the operation and maintenance of the Facility, the Operators shall hold their rights and interest thereunder on trust for and to the order of the successor of Operator.

ARTICLE 10
LIMITATION ON LIABILITY

10.1    Maximum Liability of Operator. Except as otherwise provided in this Section 10.1, Operator’s total liability to Marathon during any one year under this Agreement (whether based in indemnity, tort, negligence, strict liability, warranty or otherwise, unless due to intentional torts, fraud, or bad faith) shall not exceed in the aggregate the amount of one hundred thousand dollars ($100,000). The following matters shall not be subject to the limit of liability in this Section 10.1: indemnity obligations of Operators under Section 8.1.1(ii) with respect to claims of third parties only, obligations of Operators under Section 8.1.1 (iii) and obligations of Operators under Section 8.1.1(iv).

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10.2    Maximum Liability of Marathon. Except for amounts payable to Operators pursuant to Article 4, Marathon’s total liability to Operators for losses incurred by Operators during any one year under this Agreement, unless due to intentional torts, fraud, or bad faith, shall not exceed one hundred thousand dollars ($100,000).

ARTICLE 11
INSURANCE

11.1    Operators Insurance Coverage. During the Term and any Renewal Term, Operators shall secure and maintain, at its sole cost, (except to the extent that a waiver is obtained from Marathon), and subject to Applicable Law (including any additional cover or increased limits required by Applicable Law), the following minimum insurance:

11.1.1      Workers’ Compensation Insurance. In an amount and upon terms and conditions to comply with the Workers’ Compensation and occupational disease laws and regulations of the United States. Notwithstanding any provisions provided in this Agreement to the contrary, Operators shall be liable and shall pay for all costs and expenses, including, without limitation, the amounts of any premiums or deductibles, relating to Workers’ Compensation insurance.

11.1.2      Employer’s Liability. Insurance with a limit of liability of not less than US $1,000,000 for each occurrence.

11.1.3    Commercial General Liability Insurance. Liability insurance for Bodily Injury (including mental injury/mental anguish) and property damage with minimum limits of US $1,000,000 each occurrence and $2,000,000 in the annual aggregate.

11.1.4     Automobile Liability Insurance. Motor vehicle liability insurance covering all owned, hired, leased, rented or non-owned vehicles for both bodily injury and property damage, with combined single limit each occurrence: US $1,000,000 or amount required by Applicable Law, whichever is greater. Policy shall provide for loading and unloading coverage and shall contain appropriate no fault insurance provisions or other endorsements as are required under Applicable Laws and Permits. For Operator’s Subcontractors’ motor vehicles, such insurance may be effected by the Subcontractor, however, Operators shall be responsible for compliance with this Section 11.1.4.

11.1.5      Umbrella/Excess Liability Insurance. Coverage in excess of the limits of and in accordance with the other terms in Sections 11.1.2, 11.1.3 and 11.1.4 above, with a combined single limit for bodily injury and property damage of at least US $2,000,000 for each occurrence.

11.2   Additional Insureds. All insurance required by Section 11.1 (exclusive of Workers’ Compensation) shall name Marathon and others as required by contract or agreement as additional insureds. All such liability insurance shall be written as primary policies, not contributing with and not in excess of coverage which Marathon may carry.

11.3   Subcontractors’ Insurance. Operators shall require all Subcontractors and suppliers to obtain, maintain and keep in force, prior to entry on the Premises and during the time in which they are engaged in performing work or Services, insurance coverage complying with United States (including New York) legal requirements and pursuant to Operators’ normal practice and shall provide Marathon with certificates of insurance evidencing such coverage. Operators shall: (i) obtain a Waiver of Subrogation which shall be provided to Marathon and all other parties as required by contract or agreement, and (ii) (except for Workers’ Compensation) name Marathon and all other parties as required by contract or agreement as additional insured on such polices. Marathon shall have no responsibility for payment of premiums and claims with respect to such insurance.

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11.4   Other Requirements. All policies of Operators insurance provided for herein shall be issued by carriers with a Best rating of not less than A+ and a finance rating of not less than Class X or such other carriers as Marathon shall Approve (such Approval not to be unreasonably withheld), and the terms of coverage shall be as evidenced by certificates to be furnished to Marathon. Such certificates shall provide that sixty (60) days written notice shall be given to Marathon prior to cancellation or material alteration of any policy, and indicate the waiver of subrogation and additional insured requirements as per this Agreement.

11.5    Marathon’s Insurance Coverage. During the Term and Renewal Term, Marathon shall secure and maintain, at its own expense, and subject to Applicable Laws and with terms, conditions, limits, self-insured retentions and deductibles, the following insurance:

(a)	Workers’ Compensation covering all of Marathon’s employees;
(b)	Employer’s Liability, covering all of Marathon’s employees;
(c)	Property All Risk Insurance and Machinery Breakdown coverage (excluding equipment owned/rented/leased by Operators or Subcontractors);
(d)	Commercial General Liability Insurance. Liability insurance for Bodily Injury (including mental injury/mental anguish) and property damage with minimum limits of US $1,000,000 each occurrence and $2,000,000 in the annual aggregate;
(e)	Automobile Liability Insurance. Motor vehicle liability insurance covering all owned, hired, leased, rented or non-owned vehicles for both bodily injury and property damage, with combined single limit each occurrence: US $1,000,000 or amount required by Applicable Law, whichever is greater. Policy shall provide for loading and unloading coverage and shall contain appropriate no fault insurance provisions or other endorsements as are required under Applicable Laws and Permits; and
(f)	Umbrella/Excess Liability Insurance. Coverage in excess of the limits of and in accordance with the other terms in Section 11.5(b), 11.5 (d) and 11.5(e) above, with a combined single limit for bodily injury and property damage of at least US $2,000,000 for each occurrence.

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In connection with Services to be performed pursuant to this Agreement only, it is intended that Marathon will provide, through its insurance under 11.5(c) above, for claims relating to the physical damage of the Facility (excluding equipment owned/rented/leased by Operators or Subcontractors) and that Operators shall not be required to carry any such insurance with respect to events covered under Marathon’s insurance.

The required insurance under Section 11.5(c) shall name Operators and their employees, agents, and contractors. Subcontractors and directors as “Additional Insureds” as their interests may appear and Marathon as “Named Insureds” in connection with only claims arising out of or relating to Operators’ presence on the Premises and the Services to be performed pursuant to this Agreement only.

11.6   Proof of Insurance. Within thirty (30) days after execution of this Agreement, Marathon and Operators shall each provide the other with evidence (including certificates of insurance) that their respective coverage required to be carried under this Article 11 is in full force and effect, together with proof of payment of premiums therefor. As soon as possible, updated certificates shall be provided on an annual or, if applicable, more frequent basis, showing proof that coverage required under this Agreement is continual.

11.7   Form and Content of Insurance. All policies with respect to insurance provided pursuant to this Article 11 shall be as follows:

(a)	Non-Recourse. All insurance shall provide that there will be no recourse against the Additional Insureds for the payment of premiums or commissions or (if such policies provide for the payment thereof) additional premiums or assessments.
(b)	Waiver of Subrogation. All insurance required to be maintained by Operators and Marathon hereunder shall provide for the waiver of any right of subrogation by the insurers thereunder against Marathon, Operators (as respects only claims arising out of or relating to Operator’s presence on the Premises and Services to be performed pursuant to this Agreement only) and the officers, directors and employees, agents and representatives of each of them, and any right of the insurers to any set off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under such policy,
(c)	Notice of Cancellation. All insurance shall provide that it may not be canceled or materially changed without giving Marathon and Operators forty five (45) days prior written notification thereof, except in cases of nonpayment of premium for which ten (10) Days prior written notice shall be provided (unless a longer notice period for non-payment is agreed to by the relevant insurer).

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11.8    Additional Requirements.

(a)	Compliance and Notification. Operators shall comply with terms and conditions of the said policies of insurance and all reasonable requirements of Marathon or the insurers in connection with the settlement of claims, the recovery of losses and the prevention of accidents. Operators agree to advise Marathon as soon as practicable in writing of any notice of claim to which insurance pursuant to this Article 11 applies. Any payments by the insurers under the policies referred to in Section 11.5 shall, unless directed to the contrary by Marathon, be made in the first instance to Marathon. Marathon reserves the right (i) to immediately step in and assume full control at any time of any claim settlements and/or (ii) to directly make claims for loss or damage to the insurers.

The proceeds of claims payments made to Marathon as a result of the application of this sub-section shall be used to repair, reinstate or replace the subject matter to which the claim payment refers. Marathon shall use best efforts to process any claim expeditiously and assert to the fullest extent the joint insured rights under the policy in question.

Subject to Marathon’s step-in rights under this sub-Section 11.8(a) and upon written approval by Marathon, Operators shall be allowed to communicate and deal directly with the brokers, insurers, claims adjusters or other parties on behalf of all the named insureds under the policies. Operators shall keep Marathon informed on a timely basis regarding all reports and claims.

(b) The provisions of Article 11 do not modify or change or abrogate any responsibility of Operators or Subcontractor stated elsewhere in this Agreement.

(c) Failure to Maintain Insurance. If either Party fails to maintain any insurance that it is required to maintain hereunder, then the other Party (and without prejudice to any other right or remedy) may at its sole option obtain such insurance and, in such event, the Party failing to maintain such insurance shall reimburse the other Party upon demand for the cost thereof.

ARTICLE 12
FORCE MAJEURE

12.1    Events Constituting Force Majeure. An event of Force Majeure as used herein is any event that (a) restricts or prevents performance under this Agreement (b) is not reasonably within the control of the Party affected or caused by the default or negligence of the affected Party and (c) cannot be overcome or avoided by the exercise of due care and shall include: acts of God, acts of the public enemy, terrorism or threat of terrorism, acts of a court or a Governmental Authority, hurricanes, tornadoes, earthquakes, floods, riots, rebellion, sabotage, defective design of equipment or the either Facility, latent defects in equipment, lack of fuel arising from Marathon’s failure to supply same as required herein, vandalism, epidemic, pandemic or spread of contagious disease including COVID-19 (also known as coronavirus disease), as designated by the World Health Organization; or other similar events beyond the reasonable control of the Party claiming Force Majeure. Strikes of Operators’ employees or Subcontractors are specifically excluded from conditions of Force Majeure if those strikes are within the control of Operators, provided that no strike shall be deemed to be within Operator’s control merely because Operators could end such strike by agreeing to terms that Operator, in its sole discretion, determines to be unfavorable and Operators shall not be entitled to claim as Force Majeure hereunder any event or circumstance that is beyond the reasonable control of Marathon.

12.2   Notice. In the event that either Party is rendered unable, wholly or in part, by an event of Force Majeure, to perform any obligation it has under this Agreement, the claiming Party shall give notice and state the particulars of the event of Force Majeure which it claims to the other Party, as soon thereafter as practicable. The obligations of the Party claiming Force Majeure, so far as they are affected by such event of Force Majeure, shall be suspended during the continuance of any inability or incapacity so caused, but for no longer. Neither Party shall be relieved from any obligation to make payment to the other for expenses or liabilities already incurred.

12.3    Reasonable Efforts. The Parties will use their reasonable efforts to remedy and mitigate the effects of any Force Majeure and diligently pursue such efforts. The Party claiming a Force Majeure shall have the burden of establishing the existence of such event to a preponderance of the evidence. The Party claiming Force Majeure shall report in writing weekly to the other Party providing detailed information of the steps being taken to overcome the Force Majeure and the estimated time such Force Majeure is expected to continue. An event of Force Majeure which continues for one hundred eighty (180) days shall be deemed to be a permanent closing of the affected Facility or Facility and shall be treated as provided for under Section 5.2.

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ARTICLE 13
DISPUTES

13.1    Dispute Resolution. It is the express intention of the Parties to this Agreement to make a good faith effort to resolve, without resorting to litigation, any dispute arising under or related to this Agreement according to the procedure set forth in this Article; provided, however, that nothing in this Article 13 shall limit the rights or remedies of the Parties set forth in Article 9.

13.2   Senior Executives. In the event of a dispute relating to any provision of this Agreement which cannot be resolved promptly by negotiations between the representatives involved directly in the dispute, each Party shall immediately designate a senior executive with authority to resolve the dispute. The designated senior executives shall promptly begin discussions in an effort to agree upon a resolution.

13.3   Litigation. If said executives do not agree upon a resolution within thirty (30) days of the referral to them then each Party may resort to litigation in order to resolve any claim, dispute and other matter in question arising between the Parties hereto arising out of, or relating to, this Agreement or the interpretation or breach thereof. Each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the federal and state courts sitting in New York, New York for any action, suit or proceeding arising out of or related hereto. Each Party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum. Each Party hereby knowingly, voluntarily and intentionally waives any right (to the fullest extent permitted by applicable law) to a trial by jury of any dispute arising out of, under or relating to, this Agreement and agrees that any such dispute shall be tried before a judge sitting without a jury.

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ARTICLE 14
ASSIGNMENT

14.1    Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other, such consent to not be unreasonably withheld, conditioned or delayed. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns to the extent that assignment is permitted hereunder.

ARTICLE 15
MISCELLANEOUS

15.1    Notices. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when deposited in the mail, postage prepaid, registered or certified mail, or sent via email, provided, however, that a follow-up hard copy is either hand delivered or couriered, return receipt requested, or by telecopier or courier, addressed to the Parties at the following addresses:

If to Marathon:

Marathon Patent Group, Inc.

1180 North Town Center Drive, Suite 100

Las Vegas, NV 89144

Attn: Merrick Okamoto, Chief Executive Officer

Telephone: 800-804-1690

Email: merrick@marathonpg.com

With a copy to:

Jolie Kahn, Esq.

12 E. 49th Street, 11th floor

New York, NY 10017

Telephone: 516-217-6379

Email: jolie.kahn@marathonpg.com

If to Operators:

Liefern LLC

9 Federal Street

Easton, MD 21601

Attn.: General Counsel

Telephone: (410) 770-9500
Fax: (410) 770-9949

Email: legal@beowulfenergy.com

and

TWO POINT ONE, LLC

300 SE 2nd St, Suite 600

Fort Lauderdale, FL 33301

Attn.: Chris Ensey

Telephone: (410) 274-1257

Email: chris@2p1.com

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or in each case to such other address as either Party may from time to time designate in writing. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next regular business day of the recipient if received after the recipient’s normal business hours.

15.2 Independent Contractor. Each Operator is an independent contractor and nothing in this Agreement shall be construed as creating a partnership or other relationship between either Operator and Marathon. Operators will not hold themselves out as an agent or representative of Marathon. Operators, in their capacity as Operators, have no authority to bind or create any obligation on behalf of Marathon.

15.3   Subcontractors. Operators’ Services may be performed by Operators acting in its own name, or by Operators’ subcontracting portions of such Services to Subcontractors or other suppliers.

(a)	For its Services, Operators shall assume the responsibility for negotiating with, and performance by, their Subcontractors.
(b)	Operators shall have authority and control over the Subcontractors’ work, including overtime and, any special methods required, in the judgment of Operator, to complete the Subcontractors’ work in a correct and timely manner.
(c)	All subcontracts shall be consistent with the terms and conditions of this Agreement.
(d)	Subcontractors are not intended to be, shall not be deemed to be, and are not third-party beneficiaries of this Agreement.

15.4 Entire Agreement. This Agreement is the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto as of the date of the execution of this Agreement, and no amendment, alteration, modification or interpretation of this Agreement shall be binding unless in writing and signed by all Parties.

15.5 No Waiver. No failure by any Party to insist upon the strict performance of any term, covenant or condition of this Agreement, or to exercise any right or remedy upon breach of any provision hereof, and no acceptance of payment or performance during the continuation of any such breach, shall constitute a waiver of any term, covenant or condition herein or waiver of any subsequent breach or default in the performance of any terms, covenant, or condition herein.

15.6 Severability. If any provision of this Agreement or its application to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid and/or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Party or circumstances, other than those determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law. In the event a provision of this Agreement is found to be invalid or unenforceable, the Parties will negotiate in good faith to agree on a lawful provision having as near the same economic effect as the unenforceable provision.

15.7   Governing Law; Jurisdiction of Courts. This Agreement shall be governed by, and construed, interpreted and applied in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof that would apply the laws of a jurisdiction other than the State of New York.

15.8 Further Assurances. Marathon and Operators agrees to execute and deliver such other documents and papers and to do such other acts and things as may be reasonably necessary more fully to effect the intent and purposes of this Agreement. Each Party agrees to exercise its rights and perform its obligations hereunder in good faith.

15.9   Limitation. Operators agrees that it will look only to assets of Marathon for all amounts due to Operators hereunder.

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15.10 Survival of Representations and Warranties. The representations and warranties made pursuant to Articles 6 and 7 shall survive execution of this Agreement for the Term.

15.11 Captions. All headings or captions appearing herein are for convenience only, shall not be considered a part of this Agreement, for any purpose or as, in any way interpreting, construing, varying, altering, or modifying this Agreement or any of the provisions hereof.

15.12 Conflicting Provisions. In the event of any conflict between this document and any Appendix hereto, the terms and provisions of this document, as amended from time to time, shall control. In the event of any conflict among the Appendices, the Appendix of the latest date shall control.

15.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

15.14 Confidential and Proprietary Information.

15.14.1    The Parties agree (i) to treat all information furnished or disclosed between themselves as confidential and proprietary, (ii) to restrict the use of such information to matters relating to the performance of the Agreement and (iii) to restrict access to such information to such officers, directors and employees of Marathon and Operators and each of their respective agents whose access is necessary in the implementation of the Agreement. Confidential information will not be reproduced without the disclosing Party’s prior written consent, and all copies of written information will be returned to the disclosing Party upon request except to the extent that such information is to be retained pursuant to the Agreement.

15.14.2    The foregoing restrictions do not apply to information which: (i) is contained in a printed publication which was released to the public prior to the date of the Agreement; (ii) is, or becomes, publicly known otherwise than through a wrongful act of a Party hereto or their respective employees, or agents; (iii) is in possession of a Party hereto or its employees, or agents prior to receipt from the disclosing Party, provided that the person or persons providing the same have not had access to the information from the disclosing Party; (iv) is furnished to others by the disclosing Party without restrictions similar to those herein on the right of the receiving Party to use or disclose; or (v) is required to be disclosed by Applicable Law or order of a Governmental Authority or (vi) is approved in writing by the disclosing Party for disclosure by a receiving Party or its agents or employees to a third party.

15.15 Effective Date. This Agreement shall be effective on the Effective Date.

[Signatures follow on next page.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below, to be effective as of the Effective Date.

MARATHON PATENT GROUP, INC.

By: ______________________________
Name:
Title:

LIEFERN LLC

By: _______________________________
Name: Mila Barrett
Title: Secretary

TWO POINT ONE, LLC

By: _______________________________
Name:
Title:

APPENDIX A

DEFINITIONS

As used in this Agreement, the terms set forth below shall have the following meanings:

“2P1” means Two Point One, LLC.

“Affiliate” means any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

“Agreement” means this Data Facility Services Agreement and the attached Appendices, as amended from time to time.

“Applicable Laws” means all federal, state or local laws, statutes, treaties, ordinances, judgments, decrees, injunctions, writs and orders of any court, arbitrator or Governmental Authority or instrumentality and rules, regulations, orders, interpretations and Permits relating to the operations and maintenance of the Facility, the performance of the Services or the sale of electric energy from the Facility of any Governmental Authority, court or other body having jurisdiction over the operation of the Facility, the performance of the Services or the sale of electric energy from the Facility, as may be in effect from time to time. Applicable Laws include, without limitation, all Environmental Laws.

“Approval” means that the approving Party has given prior consent in writing before action is taken based on such approval and “Approve” and “Approved” shall have correlative meanings.

“Beowulf OPCO” means Liefern LLC.

“Business Day” means any day on which businesses are normally open for business in New York.

“Contract Energy” has the meaning ascribed to such term in the PPA.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Emergency” means an event occurring at a Facility which poses actual or imminent risk of serious personal injury, physical damage, or environmental contamination requiring immediate preventative or remedial action or notification of a Governmental Authority by Operators under any Environmental Laws, and for which advance approval by Marathon otherwise required under the Agreement would be impossible or impractical.

“Environmental Laws” means all Applicable Laws and Permits relating to (i) the control of any potential Hazardous Materials, (ii) the protection of human health or the environment, including air, water or land, (iii) the generation, handling, treatment, storage, disposal, transportation or reporting of Hazardous Materials or other waste materials, including any discharge or release thereof, (iv) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful to human health or the environment, and (v) other environmental and industrial or occupational health and safety matters. The term “Environmental Laws” includes all judicial and administrative decisions, orders, notices, directives, and decrees issued by a Governmental Authority pursuant to the foregoing.

“Facility” has the meaning ascribed to such term in the Recitals.

“Facility Manager” shall be that Person designated as such by Marathon with respect to the Facility. The initial Facility Manager for the Facility shall be [Merrick Okamoto].

“Governmental Authority” means any federal, state, or local governmental body, department, division, office, instrumentality, agency, board, council, or commission having jurisdiction over a Party or any portion of the Services.

“Hazardous Materials” means (i) any chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “extremely hazardous substances”, “restricted hazardous waste”, “hazardous chemicals”, “toxic wastes”, “pollutant”, “pollution”, “contaminant”, “toxic substances”, or words of similar import under any applicable Environmental Laws; (ii) any other materials or pollutants that pose a hazard to the Facility or the Premises or any part thereof or to persons, flora or fauna on or about the Facility site or the Premises or to any other property that may be affected by the release of such materials or pollutants from the Facility or the Premises or any part thereof or to persons, flora or fauna on or about such other property and would cause such property or such other property to be in violation of any Environmental Law or to become the subject of any site investigation, response, remediation or notification requirement under any applicable Environmental Law; (iii) petroleum and petroleum by-products and any fraction thereof, including crude oil, fuel oil, other refined oils, natural gas, natural gas liquids, or liquefied natural gas, and (iv) asbestos, including asbestos containing material and asbestos contaminated soil urea formaldehyde foam insulation, toluene, polychlorinated biphenyls and any electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of applicable Environmental Laws.

“Incremental Management Fee” has the meaning ascribed to such term in Section 4.1(b).

“Indemnified Party” has the meaning ascribed to such term in Section 8.3.1.

“Indemnifying Party” has the meaning ascribed to such term in Section 8.3.1.

“Insolvency Event” has the meaning ascribed to such term in Section 9.1.3 or 10.4.3, as applicable.

“Initial Management Fee” has the meaning ascribed to such term in Section 4.1(a).

“Interest Rate” means the prime interest rate as reflected in The Wall Street Journal under “Money Rates” plus two percent (2%).

“Management Fee(s)” has the meaning ascribed to such term in Section 4.1 (b).

“Marathon” means Marathon Patent Group, Inc.

“Marathon’s Event of Default” has the meaning ascribed to such term in Section 9.4.

“Monthly Invoice” has the meaning ascribed to such term in Section 4.2(a).

“Monthly Report” has the meaning ascribed to such term in Section 2.8.1.3.

“Operator” means each of Beowulf OPCO and 2P1.

A-1

“Operators’ Event of Default” has the meaning ascribed to such term in Section 9.1.

“Permits” means all permits, licenses, or other approval of any Governmental Authority required for the operation of the Facility including, without limitation, those required under or to ensure compliance with any Environmental Laws.

“Person” means any individual, corporation, partnership, limited liability company, a joint stock company, an unincorporated association, a joint venture, a trust or other legal entity.

“PPA” means that certain Power Purchase Agreement dated as of September 30, 2020 between Big Country Datalec LLC and Marathon.

“Premises” means those lands described on Exhibit A, including, without limitation, the lands included within the description of the Sites.

“Prudent Engineering and Operating Practices” means the standards, practices, methods, procedures and acts which (i) conform with such degree of skill, diligence, prudence and foresight as would reasonably be expected from a skillful and experienced operator of a data center of similar type to the Facility with a view to profit-making therefrom and (ii) which would reasonably be expected to be applied by such person exercising reasonable judgment in light of the facts known known at the time a decision was made to accomplish the desired result in an efficient and workman-like manner consistent with Applicable Law, reliability, safety, environmental protection, the Permits and Marathon’s commitments.

“Review” means that the reviewing Party shall be made aware of and have a right to comment upon the matter involved but that such comments may be accepted or rejected by the other Party.

“Services” means all services of Operators or any Subcontractors to be provided to Marathon pursuant to this Agreement.

“Services Payment” has the meaning ascribed to such term in Section 4.1(c).

“Services Price” has the meaning ascribed to such term in Section 4.1(c).

“Site” means the real property on which the Facility is located as more fully described in Appendix B.

“Subcontractors” means those Persons or entities who have a contractor arrangement with Operator, whether directly or by assignment, or with any subcontractors or vendors of Operators of any tier, for the performance of any work with respect to the Facility.

“Term” means the term of this Agreement as determined pursuant to Section 5.1.

“Year” means a calendar Year commencing on January 1 and ending on December 31 and references to month or months shall be construed accordingly.

A-2

APPENDIX B

SITE

See Exhibit A separately attached.

B-1